UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

CAROLINA FINANCIAL CORPORATION
288 Meeting Street
Charleston, SC 29401
(843) 723-7700

March 22, 2019

Dear Stockholder:

On behalf of the Board of Directors and management of Carolina Financial Corporation (the “Company”), we cordially invite you to attend the Annual Meeting of Stockholders. The meeting will be held at 5:00 p.m. on April 24, 2019 at the Marina Inn at Grande Dunes, 8121 Amalfi Place, Myrtle Beach, South Carolina.

In addition to the annual stockholder vote on corporate business items, the meeting will include management’s report to you on the Company’s fiscal 2018 financial and operating performance.

An important aspect of the meeting process is the stockholder vote on corporate business items. We urge you to exercise your rights as a stockholder to vote and participate in this process. Stockholders are being asked to consider and vote upon the following proposals: (i) the election of four directors to serve for a term of three years; (ii) a nonbinding, advisory resolution to approve Carolina Financial Corporation’s executive compensation program, commonly referred to as a “say-on-pay” vote; (iii) a nonbinding, advisory resolution to approve the frequency of Carolina Financial Corporation’s “say on pay” vote, commonly referred to as a “say-on-frequency” vote; and (iv) ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2019. The Board of Directors has carefully considered these proposals and unanimously recommends that you vote for each of the nominees, in favor of the proposals calling for a “yes” or “no” vote and for the option of “every year” in the say-on-frequency vote.

We encourage you to attend the meeting in person. Whether or not you attend the meeting, we hope that you will read the enclosed proxy statement and vote your shares in advance of the Annual Meeting either by internet, telephone or by mail. Instructions regarding internet and telephone voting are included on the proxy card. If you choose to submit a proxy by mail, please mark, sign and date the proxy card and promptly return it in the enclosed postage-paid envelope. This will save the Company additional expense in soliciting proxies and will ensure that your shares are represented. If you need assistance in completing your proxy, please call the Assistant Secretary of the Company at (843) 534-5142. If you are a stockholder of record, attend the meeting, and desire to revoke your proxy and vote in person, you may do so.

Thank you for your attention to this important matter.

Sincerely,

Claudius E. Watts IV
Chairman of the Board

CAROLINA FINANCIAL CORPORATION
288 Meeting Street
Charleston, South Carolina 29401
(843) 723-7700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 24, 2019

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of Carolina Financial Corporation (the “Company”) will be held at the Marina Inn at Grande Dunes, 8121 Amalfi Place, Myrtle Beach, South Carolina, at 5:00 p.m., local time, on April 24, 2019.

A proxy card and a proxy statement for the Meeting are enclosed.

The Meeting is for the purpose of considering and acting upon:

1.	The election of four directors to serve for a term of three years;

2.	A nonbinding, advisory resolution to approve Carolina Financial Corporation’s executive compensation program, commonly referred to as a “say-on-pay” vote;

3.	A nonbinding, advisory resolution to approve the frequency of Carolina Financial Corporation’s say on pay vote, commonly referred to as a “say-on-frequency” vote;

4.	The ratification of the appointment of Elliott Davis, LLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019; and

5.	Such other matters as may properly come before the Meeting, or any adjournments thereof.

The Board of Directors is not aware of any other business to come before the Meeting. Any action may be taken on the foregoing proposals at the Meeting on the date specified above or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on March 6, 2019 are the stockholders entitled to vote at the Meeting and any adjournments thereof. A complete list of these stockholders will be available at the Company’s offices prior to the Meeting.

Whether or not you plan to attend the Meeting in person, you are requested to promptly vote by telephone, internet, or by mail on the proposals presented, following the instructions on the proxy card for whichever voting method you prefer. If you vote by mail, please mark, sign and date the proxy card and promptly return it in the enclosed postage-paid envelope. If you need assistance in completing your proxy card, please call the Assistant Secretary of the Company at 843-534-5142. If you are a stockholder of record, attend the meeting, and desire to revoke your proxy and vote in person, you may do so. In any event, a proxy may be revoked by a stockholder of record at any time before it is executed.

BY ORDER OF THE BOARD OF DIRECTORS

M. J. Huggins, III
Executive Vice President and Secretary

Charleston, South Carolina
March 22, 2019

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

CAROLINA FINANCIAL CORPORATION
288 Meeting Street
Charleston, South Carolina 29401
(843) 723-7700

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 24, 2019

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of Carolina Financial Corporation (the “Company”), the parent company of CresCom Bank (the “Bank”), to be used at the Annual Meeting of Stockholders of the Company (the “Meeting”), which will be held at the Marina Inn at Grande Dunes, 8121 Amalfi Place, Myrtle Beach, South Carolina, at 5:00 p.m., local time, on April 24, 2019, local time, and all adjournments of the Meeting. The accompanying Notice of Annual Meeting and this proxy statement are first being mailed to stockholders on or about March 22, 2019.

At the Meeting, stockholders of the Company are being asked to consider and vote upon the election of four directors to serve for a term of three years, nonbinding, advisory resolutions to approve the Company’s executive compensation program and the frequency of which such say-on-pay resolutions should be submitted stockholders, and the ratification the appointment of Elliott Davis, LLC as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2019.

Vote Required and Proxy Information

The Board of Directors set March 6, 2019, as the record date for the Meeting. Stockholders that owned the Company’s common stock at the close of business on that date are entitled to vote and to attend the Meeting. As of the record date, there were 22,312,362 shares of common stock outstanding, which were held by 1,900 stockholders of record. Each share of the Company’s common stock is entitled to one vote on all matters voted on at the Meeting. If you are a stockholder of record who wishes to vote, you may do so by selecting one of the following options:

Voting by Proxy: You are requested to vote the enclosed form of proxy, which is solicited on behalf of the Board of Directors, either by internet, telephone or by mail. Instructions regarding internet and telephone voting are included on the proxy card. If you choose to submit a proxy by mail, please mark, sign and date the proxy card and promptly return it in the enclosed postage-paid envelope. No postage is required if mailed within the United States. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent. Please vote all proxy cards to be certain that all your shares are voted.

Voting in Person: Stockholders of record may vote in person at the Meeting.

1

 Many of the Company’s stockholders hold their shares in “street name” through a stockbroker, bank or other nominee rather than directly in their own name. If you hold the Company’s shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Meeting unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of the Company’s director nominees. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted on certain matters, your bank or broker was allowed to vote those shares on your behalf as they felt appropriate. Your brokerage firm may now vote your shares only under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ shares on certain “routine” matters. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions ONLY with respect to the ratification of the appointment of our independent registered public accounting firm, but not with respect to the election of directors. If you hold your shares in street name, it is critical that you cast your vote so your shares may be voted on all proposals.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. If a brokerage firm indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as “broker non-votes.”

A majority or more of the outstanding shares of common stock entitled to vote at the Meeting will constitute a quorum. We will include abstentions and broker non-votes in determining whether a quorum exists. If a share is represented for any purpose at the Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked “Abstain” or “Withhold” or as to which no vote is marked, including broker non-votes, will be included in determining the number of votes present or represented at the Meeting.

Assuming in each case that a quorum is present:

•	With respect to Proposal No. I, the directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. This means that the individuals who receive the highest number of votes are selected as directors up to the maximum number of directors to be elected at the Meeting. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter.

•

With respect to Proposal Nos. II and IV, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceed the number of shares of common stock voted against the matter. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter.

2

•	With respect to Proposal No. III, the frequency period that receives the highest number of votes will be considered approved by the stockholders. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter.

Any other matters that may be brought before the Meeting will be determined by a majority of the votes cast.

As of the record date, the Company’s directors and executive officers owned or were deemed to control approximately 6.89% of the Company’s common stock, and they have indicated that they intend to vote their shares for the election of the Company’s director nominees and for the ratification of Elliott Davis, LLC as our independent registered public accounting firm for the fiscal year ended December 31, 2019.

When you sign the proxy card, you appoint Gary M. Griffin and Robert M. Moïse as your representatives at the Meeting. Messrs. Griffin and Moïse will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Griffin and Moïse will vote your proxy for the election to the Board of Directors of all the nominees listed below under “Election of Directors,” for the non-binding resolution to approve the compensation of our named executive officers as disclosed in this proxy statement, for the non-binding resolution to approve the frequency of future executive compensation votes to be every year, and for the ratification of the appointment of Elliott Davis, LLC as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019. The Company is not aware of any other matters to be considered at the Meeting. However, if any other matters come before the Meeting, Messrs. Griffin and Moïse will vote your proxy on such matters in accordance with their judgment.

A proxy given pursuant to the solicitation may be revoked at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy before the Meeting should be delivered to M. J. Huggins, III, Secretary, Carolina Financial Corporation, 288 Meeting Street, Charleston, South Carolina 29401.

The Company is paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to its stockholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. The Company is distributing this proxy statement on or about March 22, 2019.

Important Notice of Internet Availability. The proxy statement and the Company’s 2018 Annual Report on Form 10-K are available to the public for viewing under the Investor Relations section under the SEC Filings tab of the Company’s website https://www.haveanicebank.com.

3

In addition, the above items and other filings with the Securities and Exchange Commission (the “SEC”) are also available to the public on the SEC’s website at www.sec.gov. Upon written or oral request by any stockholder, we will deliver a copy of the Company’s 2018 Annual Report on Form 10-K. Only one copy of the Company’s proxy materials is being delivered to two or more stockholders who share an address unless the Company has received contrary instructions from one or more of the holders. However, upon written or oral request, we will also promptly deliver a copy of this proxy statement to the Company’s stockholders at a shared address to which a single copy of the document was delivered. Stockholders should contact M. J. Huggins, III, Secretary, Carolina Financial Corporation, 288 Meeting Street Charleston, South Carolina 29401 or at (843) 723-7700 if they wish to receive an additional copy of the Company’s proxy materials. Alternatively, any stockholders sharing an address and currently receiving multiple copies of the proxy materials may request that a single copy of the proxy materials be provided their shared address.

4

PROPOSAL I - ELECTION OF DIRECTORS

General Information Regarding Election of Directors

The Company’s Board of Directors is divided into three classes. Directors of the Company are generally elected to serve for a three-year term. The terms are staggered in order to provide for the election of approximately one-third of the directors each year. The Company’s Bylaws provide for an age limitation in that no person who has reached the age of 75 years may be elected or appointed to a term of office as a director.

Class I Term Expires at the 2021 Annual Meeting	Class II Term Expires at the 2019 Annual Meeting	Class III Term Expires at the 2020 Annual Meeting
Beverly Ladley	W. Scott Brandon	Robert G. Clawson, Jr
Robert M. Moïse, CPA	Lindsey A. Crisp	Gary M. Griffin
David L. Morrow	Jeffery L. Deal, M.D.	Daniel H. Isaac, Jr.
Jerold L. Rexroad	Michael P. Leddy	Frederick N. Holscher
Claudius E. Watts IV	Thompson E. Penney

At the Meeting, stockholders will elect four nominees as Class II directors to serve a three-year term, expiring at the 2022 Annual Meeting of Stockholders of the Company. The directors will be elected by a plurality of the votes cast at the Meeting. This means that the four nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes with respect to the nominees will not be considered to be either affirmative or negative votes. Stockholders do not have cumulative voting rights with respect to the election of directors.

One of the Company’s current Class II directors – Michael P. Leddy – will not stand for re-election. His term as a director will expire at the Meeting.

The Board of Directors recommends that you vote “for” the election of directors Brandon, Crisp, Deal and Penney as Class II directors.

If you submit a proxy but do not specify how you would like it to be voted, Messrs. Griffin and Moïse will vote your proxy to elect directors Brandon, Crisp, Deal and Penney. If any of these nominees are unable or fails to accept nomination or election (which we do not anticipate), Messrs. Griffin and Moïse will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

Information on Nominees

Set forth below is certain information about the nominees, including their age, the period they have served as a director or executive officer, their business experience for at least the past five years, the names of other companies where they currently serve as a director or served as a director during the past five years, and additional information about the specific experience, qualifications, attributes, or skills that led to the Board of Directors’ conclusion that such person should serve as a director for the Company.

5

W. Scott Brandon, 55, has served as a member of the Company’s Board of Directors since 2001. Mr. Brandon is owner and Chief Executive Officer of The Brandon Agency. He is also owner of Intellistrand, a company that buys, sells and monetizes intuitive domain names on the internet as well as Fuel Travel, a firm that specializes in digital marketing and software for hotels.  He holds a Bachelor of Science degree in Economics from Davidson College and a Juris Doctor degree from the University Of South Carolina School Of Law. Mr. Brandon is a 2012 recipient of The American Advertising Federation’s Silver Medal Award for his outstanding contributions to advertising and creative excellence and in the same year was awarded the Myrtle Beach Chamber of Commerce Citizen of the Year award. Mr. Brandon currently serves on the Board of Directors for Waterside Brands (owner of the Fish Hippie apparel brand), Guntersville Breathables Inc. (owner of the Frogg Toggs outerwear brand), Springs Creative Products Group, the Charleston Metro Chamber of Commerce and the Myrtle Beach Area Recovery Council and is a member of the Board of Trustees for Brookgreen Gardens. He is a past member of the Horry-Georgetown Technical College Board of Visitors, past board member of The E. Craig Wall School of Business Administration Board of Visitors, past board member of the American Heart Association (Coastal Chapter), past board member of the Better Business Bureau, past board member of the Salvation Army Horry County as well as the Myrtle Beach Haven. He is a current member of World Presidents Organization, YPO Gold and Chief Executives Organization. He attends Pawleys Island Presbyterian Church. Mr. Brandon has substantial leadership and financial experience as founder of several successful businesses and is extensively involved in the local community, both of which enhance his ability to serve on the Company’s Board of Directors.

Lindsey A. Crisp, 47, served as a member of the First South Bancorp, Inc. (“First South”) board from 2015 to 2017. He also served as the Chairman of the Audit Committee, the Asset/Liquidity Management Committee and the Director’s Loan Committee of the First South board from 2015 to 2017. He joined the Company’s board following its acquisition of First South in November 2017. Mr. Crisp currently serves as President, Chief Executive Officer and as a Director of Carver Machine Works, Inc. in Washington, North Carolina. He was previously employed with Dixon Hughes, LLP, Certified Public Accountants from 2001 to 2005 as a Manager and a Senior Manager. Mr. Crisp is a graduate of East Carolina University, with a Bachelor of Science degree in Accounting, and is a Certified Public Accountant. He is also a Chartered Global Management Accountant. He is a member of the American Institute of Certified Public Accountants and the North Carolina Association of Certified Public Accountants. Mr. Crisp serves on the Beaufort County Directors’ Council for Vidant Health and was Chairman from 2014 through 2017. He has previously served as an Advisory Board Member of Wells Fargo Bank in Washington, North Carolina, a Board Member of the Beaufort County Committee of 100. He is a former Commissioner of the Greenville Housing Authority in Greenville, North Carolina; a former Treasurer of the North Carolina Aerospace Alliance; a former Board Member of the East Carolina University Engineering Advisory Board, and was previously a Certified Valuation Analyst. Mr. Crisp’s finance and accounting expertise and business skills qualifies him to serve on the Company’s Board of Directors.

Jeffery L. Deal, M.D. 64, has served as a member of the Company’s Board of Directors since 1996. Dr. Deal is an anthropologist and physician and served as Director of Health Studies for Water Missions International, a non-profit non-governmental organization that provides water and sanitation for developing areas. Dr. Deal is a founding partner of Charleston ENT, and previously served as President of the Medical Staff of Bon Secours-St. Francis Hospital, Medical Director of a startup medical facility in South Sudan, and several other related positions. Dr. Deal is the inventor of the Tru-D room decontamination system, a Fellow in the American College of Surgeons, a Fellow in the American Academy of Otolaryngology - Head and Neck Surgery, and a Fellow in the Royal Society of Tropical Medicine. Dr. Deal is a graduate of the Medical University of South Carolina and completed his residency at the National Naval Medical Center in Bethesda, Maryland. He brings to the Board of Directors insights relative to the challenges and opportunities facing small businesses and healthcare professionals within the Company’s market areas.

6

Thompson E. “Thom” Penney, 68, has served as a member of the Company’s Board of Directors since 2013. Mr. Penney is the Chairman of the Board and President/CEO (a position he has held since 1989) of LS3P, a multi-disciplinary firm offering architecture, planning, and interior architecture services to clients throughout the United States. With more than 320 personnel throughout eight offices in the Carolinas and Georgia, he is responsible for overall firm management, organizational vision, and successful integration of professional services, marketing, and operations of the firm. Mr. Penney has more than 45 years of experience in the architectural field and under his leadership, LS3P has grown to become a firm consistently recognized by Engineering News and Record as one of the Top 200 Design Firms and Top 20 Architectural Firms in the United States. A graduate of Clemson University with a bachelor’s degree (1972) and master’s degree (1974) in architecture, Penney received the Alumni Distinguished Service Award from Clemson University, 2019 inductee in the College of Architecture, Arts and Humanities Hall of Fame, was recipient of the AIA South Carolina Medal of Distinction, its highest honor, he has received the Joseph P. Riley Leadership Award from the Charleston Metro Chamber and was honored with the Award for Ethics and Civic Responsibility from The Free Enterprise Foundation. Mr. Penney generously volunteers his time to his profession and community, having served as National President of The American Institute of Architects (2003); Chairman of the Charleston Metro Chamber of Commerce (2008), and Co-Chair of the National AIA-AGC Joint Committee. He is also on the Boards of the Charleston Regional Development Alliance, the AIA Large Firm Roundtable, and is Vice Chair of the Trident CEO Council. His qualification as a member of the Board of Directors is attributed to his business expertise within the Company’s market areas.

The Board of Directors recommends that stockholders vote “FOR” each of the nominees listed in this Proxy Statement.

Information on Other Directors and Executive Officers

Set forth below is also information about each of the Company’s other directors and executive officers, including their age, the period they have served as a director or executive officer, their business experience for at least the past five years, the names of other companies where they currently serve as a director or served as a director during the past five years, and additional information about the specific experience, qualifications, attributes, or skills that led to the board’s conclusion that such person should serve as a director for the Company.

Robert G. Clawson, Jr., 76, has served as a member of the Company’s Board of Directors since 1996. Mr. Clawson is a founding member of the law firm of Clawson and Staubes, LLC, and is a member of the South Carolina State Bar, the American Bar Association, the Metropolitan Exchange Club, and The Hibernian Society. Mr. Clawson is admitted to practice law before the South Carolina Supreme Court, the U.S. District Court for the District of South Carolina, the U.S. Court of Appeals for the Fourth Circuit, the U.S. Court of Federal Claims, the U.S. Tax Court, and the U.S. Court of International Trade. Mr. Clawson previously served as President of the South Carolina Municipal Attorneys Association and the College of Charleston Cougar Club. He is a graduate of the University of North Carolina and the University Of South Carolina School Of Law. Mr. Clawson’s qualification as a member of the Board of Directors is primarily attributed to his experience in founding a successful law practice and his extensive legal experience.

7

Gary M. Griffin, 64, a native of Greer, South Carolina, served as a director of Greer Bancshares Incorporated and Greer State Bank (collectively, “Greer”) from 1992 until March 2017 when they were acquired by the Company. He was appointed to the Company’s Board of Directors immediately following the Greer acquisitions. During his tenure as a Greer director, Mr. Griffin served two terms as Chairman of the Board of Directors. He is a graduate of Furman University and has served as Vice-President and part owner of Mutual Home Stores, a group of retail home furnishings stores in the upstate region of South Carolina, where he has over 40 years of work experience in all aspects of the business. Mr. Griffin is a past president of the Greer Lions Club. He has served as a board member and treasurer of Greer Community Ministries, which provides a Meals on Wheels program in the region. He also served as a board member of The Greer Relief and Resources Agency. Mr. Griffin’s qualification to serve on the Company’s Board of Directors is primarily attributed to his previous experience serving as a director of Greer, as well as his successful business experience in the upstate region of South Carolina.

Frederick N. Holscher, 71, served as a member of First South board of directors from 1985 to 2017. He joined the Company’s board following its acquisition of First South in November 2017. At the time of the acquisition, Mr. Holscher was serving as Chairman of the First South board. Mr. Holscher is a graduate of the University of North Carolina at Chapel Hill, with a degree in Political Science. He is also a graduate of the UNC School of Law and is currently an attorney and president of the law firm of Rodman, Holscher, Peck & Edwards, P.A. located in Washington, North Carolina and has been with the firm since 1973. He is an active member of the Beaufort County Bar Association, the Second Judicial District Bar Association and the North Carolina Bar Association. He has served on the boards of many local and statewide civic and service organizations including the Salvation Army, Washington Board of Realtors, Washington/Beaufort County Chamber of Commerce and the Eastern Region of Friends of the Institute of Government. Mr. Holscher’s experience serving as a member of the First South board, as well as his professional expertise, are the primary attributes qualifying him to serve on the Company’s Board of Directors.

Daniel H. Isaac, Jr., 67, has served as a member of the Company’s Board of Directors since 2016 and has served as a member of the Board of Directors of the Company’s wholly-owned subsidiary, CresCom Bank, since 2001. Mr. Isaac is founder and owner of A&I Fire and Water Restoration. He holds a Bachelor of Science degree from The Citadel in Charleston, South Carolina. Mr. Isaac has been involved in numerous local and state organizations. He previously served as Chairman of the Myrtle Beach Chamber of Commerce and the South Carolina Department of Transportation. Mr. Isaac’s qualification to serve on the Company’s Board of Directors is attributable primarily to his experience of founding a successful business and his involvement in many leadership positions.

Beverly Ladley, 52, has served as a member of the Company’s Board of Directors since March 2018. She currently leads Global Loans and Healthcare Processing for First Data Corporation.   Prior to joining First Data, she was a Senior Advisor to McKinsey and Company, a global management consulting firm. Before joining McKinsey and Company, Mrs. Ladley was the Executive Vice President and Head of Retail Products and Consumer Lending position at SunTrust Banks Inc. from 2012 to 2016. Her position included responsibility for the Deposits, Retail Lending, Consumer Credit Card, and National Lending Businesses, as well as Retail and Small Business Segment Strategy. During the two decades before joining SunTrust, Mrs. Ladley held various positions of increasing responsibility with Bank of America. These positions included Executive, Deposit Growth (2000 - 2005), Senior Vice President and Executive, Small Business Strategy and Deposits, Executive, Customer Segment (2009 - 2010), Executive, U.S. Credit Card and Small Business Products (2010-2011), Executive, Global Sourcing (2011 - 2012). Ms. Ladley earned a Bachelor of Arts degree in Economics and Public Policy from Duke University in 1988 and a Masters in Business Administration from the University of Virginia’s Darden Graduate School of Business Administration in 1992. Ms. Ladley’s qualification as a member of the Board of Directors is primarily attributed to her extensive financial services, banking and consulting experience.

8

Michael P. Leddy, 74, has served as a member of the Company’s Board of Directors since 2013 and as a Director of Crescent Mortgage Company since 2004. Prior to joining the Company’s Board of Directors, Mr. Leddy was the President and Chief Executive Officer of Crescent Mortgage Company from 2008 until 2011. Mr. Leddy has more than 40 years of mortgage banking experience and was a founding team member in the formation of Arvida Mortgage, a subsidiary of Walt Disney Productions. Mr. Leddy was briefly retired from 2011 until he joined the Company’s Board of Directors in 2013. Mr. Leddy served in the U.S. Navy on board the USS Thomas Jefferson. He holds a Bachelor of Science degree in finance from University of Central Florida and a Juris Doctor degree from Atlanta Law School. Mr. Leddy’s qualification as a member of the Board of Directors is primarily attributed to his experience in founding two mortgage companies and previously holding the position of Chief Executive Officer of Crescent Mortgage Company, as well as his vast knowledge of the mortgage industry.

Robert M. Moïse, 70, has served as a member of the Company’s Board of Directors since 1996. Mr. Moïse recently retired as a partner with WebsterRogers LLP in Charleston, South Carolina and serves as a consultant to that firm. He holds Bachelor of Science in Accounting and Master of Accountancy degrees from the University of South Carolina and has been admitted to practice before the United States Tax Court. He serves as the Immediate Past President of the Coastal Council Boy Scouts of America, is a member of the Coastal Boys Council Board and currently serves as the Sea Scout Commodore for the Council.  He is a volunteer at Camp Happy Days, a summer camp for children with cancer.  He is a member of the American Institute of Certified Public Accountants, having served on their national Tax Practice Responsibilities Committee and is a member of the South Carolina Association of Certified Public Accountants. Mr. Moïse served as Chairman of the Charleston County Business License Appeals Board. In his professional practice, Mr. Moïse has, after leaving the Internal Revenue Service, worked with national and local accounting firms and has concentrated his practice in the tax area with an emphasis on tax controversy matters and complicated mergers, acquisitions and liquidations for many clients around the state. Mr. Moïse brings to the board his 40 years of financial expertise and business skills. Mr. Moïse’s finance and accounting expertise also qualify him to serve as Chairman of the Company’s Audit Committee and to be considered an “audit committee financial expert.”

David L. Morrow, 68, has served as an Executive Vice President of the Company since 2004 and has served as a member of the Company’s Board of Directors since 2001. Mr. Morrow is a graduate of Clemson University with a Bachelor of Science degree and has more than 46 years of experience in banking and financial institution management in South Carolina. Prior to founding Crescent Bank, a predecessor to CresCom Bank, he served as President of Carolina First Savings Bank and also as Executive Vice President and member of the Board of Directors of Carolina First Bank. Mr. Morrow is Chairman of the South Carolina Bankers Association, a member of the Board of Advisors of the Hollings Cancer Center at MUSC, a member of the Clemson University Foundation Board and a member of the Charleston Metro Chamber of Commerce Board. Most recently, Mr. Morrow served on the Clemson University Board of Visitors, the Federal Reserve Community Depository Institutions Advisory Council, as well as the ABA Community Bankers Council. He is also a past Board member of the Storm Eye Institute at MUSC, a past member of the Board of Directors of Leadership South Carolina and a past member of the Board of Directors for the South Carolina Museum Foundation. His years of experience in financial institution management, including previous service as a director of a state-wide financial institution and Chief Executive Officer of both predecessor banks of CresCom Bank, provide a valuable perspective as a director.

9

Jerold L. Rexroad, 58, has served as the Company’s President and Chief Executive Officer since 2012 and as a director since 2012. Mr. Rexroad also serves as Executive Chairman of the Board of the Bank and Executive Chairman of the Board of Crescent Mortgage Company, a subsidiary of the bank. Mr. Rexroad joined the Company in May 2008 as Executive Vice President. Mr. Rexroad began his career in 1982 with Peat, Marwick, Mitchell and Co., a predecessor to the international accounting firm KPMG LLP, and is a Certified Public Accountant. He became a KPMG partner in 1994 with responsibilities for all financial institutions in South Carolina. In 1995, Mr. Rexroad joined Coastal Financial Corporation as Executive Vice President and Chief Financial Officer. Under his oversight, the bank grew organically from $375 million in total assets to over $1.8 billion in total assets. Coastal Financial Corporation was sold to BB&T in 2007. Mr. Rexroad is a member of the American Institute of Certified Public Accountants. Mr. Rexroad is a graduate of Bob Jones University, cum laude. His leadership experience, including over 30 years of experience in public accounting and financial institution management, as well as his service as the chief financial officer of a public bank holding company, enhance his ability to serve on the Company’s Board of Directors. These roles have required industry expertise combined with operational and global management expertise.

Claudius E. “Bud” Watts IV, 57, has served as a member of the Company’s Board of Directors since 2015. Mr. Watts is a private investor and a Senior Advisor to The Carlyle Group.  Mr. Watts also serves as the Lead Independent Director on the Board of Directors of CommScope (NASDAQ: COMM), where he has served as Director since 2011.  Mr. Watts joined Carlyle in 2000 and was a Partner and Managing Director until his retirement in late 2017.  Mr. Watts established Carlyle’s Technology Buyout Group in 2004 and led it until 2014.  He also led the firm’s investments in and served on the Boards of technology companies CommScope (NASDAQ: COMM), SS&C Technologies (NASDAQ: SSNC), Open Link Financial, Open Solutions, Freescale Semiconductor (NYSE: FSL), and Jazz Semiconductor, as well as aerospace companies Firth Rixon, Sippican, and CPU Technology. Prior to joining Carlyle, Mr. Watts was a Managing Director in the Mergers & Acquisitions group of First Union Securities, Inc. He joined First Union when it acquired Bowles Hollowell Conner & Co., where Mr. Watts was a principal. Prior to joining Bowles Hollowell, Mr. Watts was a fighter pilot in the U.S. Air Force. During his service, he was qualified as an instructor pilot in both the F-16 and A-10 aircraft and served in a number of leadership and operations management positions in the United States and abroad.  In addition to his current business activities, Mr. Watts serves as the Chairman of the Board of The Citadel Trust and on the board of The Citadel Foundation, which together manage the primary endowment funds supporting The Citadel.  He also serves on the boards of The Roper St. Francis Foundation and The Belle W. Baruch Foundation.  Mr. Watts earned a B.S. in electrical engineering cum laude from The Citadel in Charleston, South Carolina, and an M.B.A. from the Harvard Graduate School of Business Administration. His qualifications as a member of the Board of Directors are attributed to his business expertise with public companies.

Other than Messrs. Morrow and Rexroad, for which disclosure is provided above, the following provides information regarding the Company’s other executive officers:

William A. Gehman, III, 58 has served as the Company’s Executive Vice President and Chief Financial Officer since 2012. Prior to being promoted to Chief Financial Officer, Mr. Gehman was the Company’s Controller from 2008 to 2012. Mr. Gehman is also the Chief Financial Officer of the Bank, Crescent Mortgage Company and Carolina Services Corporation. Mr. Gehman, a Certified Public Accountant with over 16 years of experience in financial institutions, spent over nine years with Peat, Marwick, Mitchell & Co, predecessor to KPMG. He joined Coastal Financial Corporation in 2002 as Senior Vice President and Corporate Controller, where his responsibilities included public and regulatory reporting. Mr. Gehman is a member of the American Institute of Certified Public Accountants and the South Carolina Association of Certified Public Accountants. Mr. Gehman is a graduate of Liberty Baptist College.

10

M. J. Huggins, III, 56, has served as the Company’s Executive Vice President since 2010 and Secretary since 2012. Mr. Huggins is also President and Secretary of CresCom Bank and a founding board member. He was also the former President, Chief Credit Officer and Secretary of Crescent Bank, predecessor to CresCom Bank. Prior to joining the Company and assisting in the founding of Crescent Bank, Mr. Huggins served as Area Executive and Senior Vice President of Carolina First Bank, responsible for commercial and retail operations from Georgetown to Myrtle Beach, South Carolina. Prior to his tenure with Carolina First Bank, Mr. Huggins worked for C&S Bank. Mr. Huggins is an executive board member of the Wall College Board of Visitors at Coastal Carolina University. He is a graduate of Coastal Carolina University (Wall College Alumnus of the Year in 2003) and The Graduate School of Banking at Louisiana State University.

Fowler Williams, 44, has served as President, as well as a Director of Crescent Mortgage Company since 2011. In 2016, Mr. Williams was promoted to CEO and President of Crescent Mortgage Company. In his 20 years at Crescent Mortgage Company, Mr. Williams has previously worked as National Sales Manager and Executive Vice President over Sales and Operations. Mr. Williams holds the highest designation in the mortgage industry as a Certified Mortgage Banker. Mr. Williams serves on the Board of Directors for the national Mortgage Bankers Association where he also is Governor on the Residential Board (RESBOG), past Chairman of the Community Bank and Credit Union Network, and Mortgage Action Alliance, the grassroots policy, advocacy, and lobbying network for the real estate finance industry. Mr. Williams also has been named to the Customer Advisory Board of Freddie Mac and Accenture Mortgage Cadence. He has twice been named to the forty most influential mortgage professionals under 40 by National Mortgage Professional magazine. In 2017 he was awarded the Schumacher-Bolduc Award for political advocacy in real estate finance.

No director has a family relationship with any other director or executive officer of the Company.

11

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

The Board of Directors is focused on the Company’s corporate governance practices and values independent board oversight as an essential component of strong corporate performance to enhance stockholder value. The Board of Directors’ commitment to independent oversight is demonstrated by the fact that the majority of the Company’s directors are independent.

The Company believes that it is preferable for an independent director to serve as Chairman of the Board of Directors. Claudius E. “Bud” Watts IV, a director of the Company since 2015 and a long-time resident of the Company’s primary market area, has served as Chairman of the Board of Directors since 2016. The Company believes it is the Chief Executive Officer’s responsibility to run the Company and the Chairman’s responsibility to run the Board of Directors. As directors continue to have more oversight responsibility than ever before, the Company believes it is beneficial to have an independent Chairman whose sole job is leading the Board of Directors. The Company believes this structure provides strong leadership for the Board of Directors, while also positioning the Chief Executive Officer as the leader of the Company in the eyes of the Company’s customers, employees, and other stakeholders.

Risk oversight is the responsibility of the Board of Directors, collectively and individually. The Board of Directors fulfills this responsibility through a combination of oversight with respect to direct board reports from management and the delegation of specific risk monitoring to its committees, which in turn provide reports to the full Board of Directors at each regular meeting. Notwithstanding the foregoing, the Board of Directors believes that its role is one of oversight, recognizing that management is responsible for executing the Company’s risk management policies.

At each regular meeting, the Board of Directors’ standing agenda requires reports from the Chief Financial Officer and other executive officers, who collectively are responsible for all risk areas. Their agenda items are designed to elicit information with respect to each of these areas. The Board of Directors does not concentrate the delegation of its responsibility for risk oversight in a single committee. Instead, each of the Board of Directors’ committees concentrates on specific risks for which its members have an expertise, and each committee is required to regularly report to the Board of Directors on its findings. The Company believes this division of responsibility is the most effective approach for addressing the risks it faces and that the Board of Directors leadership structure supports this approach.

 The Company recognizes that different board leadership structures may be appropriate for companies in different situations. The Company will continue to reexamine its corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs.

Director Independence

The Board of Directors annually evaluates the independence of its members based on Item 407(a) of Regulation S-K and NASDAQ Rule 5605(a)(2). In addition, the Board of Directors annually evaluates the independence of its Audit Committee and Compensation Committee members based on NASDAQ Rules 5605(c)(2) and (d)(2), respectively. The Company’s corporate governance guidelines and principles require that a majority of the Board of Directors be composed of directors who meet the requirements for independence established by these standards. The Board of Directors has concluded that the Company has a majority of independent directors and that the Board of Directors meets the standards of NASDAQ Rule 5605(a)(2). The Board of Directors has also concluded that the members of the Audit Committee meet the standards of NASDAQ Rule 5605(c)(2) and that the members of the Compensation Committee meet the standards of NASDAQ Rule 5605(d)(2).

12

The Board of Directors has determined that directors Brandon, Clawson, Crisp, Deal, Griffin, Holscher, Isaac, Ladley, Leddy, Moïse, Penney and Watts are independent taking into account the matters discussed under “Certain Relationships and Related Transactions.” Mr. Rexroad, the Company’s President and Chief Executive Officer, and Mr. Morrow, the Company’s Executive Vice President, are not considered to be independent as they are also executive officers of the Company.

Meetings and Committees of the Board of Directors

During 2018, the Board of Directors held eleven regular and special meetings. Each of the current directors attended at least 75% of the aggregate of such board meetings and meetings of each committee on which they served for the periods during which they served. The Board of Directors has not implemented a formal policy regarding director attendance at the Company’s Annual Meeting of Stockholders, although each director is expected to attend all Annual Meetings of Stockholders absent unusual or extenuating circumstances. All of the Company’s directors except one individual attended the 2018 Annual Meeting of Stockholders.

The Board of Directors has standing Audit, Compensation/Benefits and Corporate Governance/ Nominating committees, each of which is described in more detail below.

Audit Committee

The Audit Committee is responsible for the review of the Company’s annual audit report prepared by the Company’s independent registered public accounting firm. The Audit Committee is composed of five members: Messrs. Moïse, Crisp, Deal, Griffin, and Isaac, each of whom is a non-management director. The Audit Committee met five times during the 2018 fiscal year.

The Audit Committee’s review includes a detailed discussion with the independent registered public accounting firm and recommendation to the full Board of Directors concerning any action to be taken regarding the audit. The Audit Committee also has the authority to conduct or authorize investigations into any matters within its scope of responsibility. The Audit Committee is empowered to:

•	appoint, compensate, retain, and oversee the work of any registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company, with any such registered public accounting firm reporting directly to the Audit Committee;

•	resolve any disagreements between management and the independent registered public accounting firm regarding financial reporting;

•	pre-approve all external audit services;

•	retain independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation; and

•	meet with the Company’s officers, employees, independent registered public accounting firm, or outside counsel as deemed necessary.
13

Under its charter, all members of the Audit Committee must be independent members. Each of the current Audit Committee members is independent under NASDAQ rules. The Audit Committee Charter provides that at least one member of the committee shall be a “financial expert.” The financial expert on the Audit Committee is Robert M. Moïse.

The Audit Committee functions are set forth in its charter, which was adopted on June 18, 2014 and revised December 16, 2015. A copy of the Audit Committee Charter may be found under the Investor Relations section under the Governance Documents tab of the Company’s website, https://www.haveanicebank.com.

Report of the Audit Committee of the Board of Directors. The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

The Audit Committee reviewed and discussed with management the audited financial statements. The Audit Committee also discussed with its independent registered public accounting firm those matters required to be discussed by the independent registered public accounting firm with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee received from the independent registered public accounting firm the written disclosures and letters required by applicable requirements of the PCAOB regarding the firm’s independence and has discussed with the firm its independence from the Company and its management. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

The report of the Audit Committee is included herein at the direction of its members, Messrs. Moïse, Crisp, Deal, Griffin, and Isaac.

Independent Registered Public Accounting Firm. Elliott Davis, LLC was the Company’s independent registered public accounting firm during the fiscal years ended December 31, 2018 and 2017 and provided Audit and Audit-related services. For the fiscal years ended December 31, 2018 and 2017, Representatives of Elliott Davis LLC are expected to be present at the Meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire. The following table shows the fees that the Company paid for services performed in the fiscal year ended December 31, 2018 and 2017:

	Year Ended	Year Ended
	December 31, 2018	December 31, 2017

Audit Fees	$319,935	$303,947
Audit-Related Fees	41,470	150,383
Total	$361,405	$454,330
14

Audit Fees. This category includes the aggregate fees billed for professional services rendered by the Company’s independent registered public accounting firm during the 2018 and 2017 fiscal years for the audit of the Company’s annual financial statements, internal financial reporting controls, HUD audits, review of annual reports on Form 10-K, and review of quarterly reports on Form 10-Q.

Audit-Related Fees. For 2018, audit-related fees consisted of services rendered in connection with the Company’s 2018 capital raise and the Company’s filings related to the Company’s acquisitions of Greer Bancshares, Inc. and First South Bancorp. For 2017, audit-related fees consisted of services rendered in connection with the filing of SEC Forms S-3 and S-4 and the audit procedures performed in connection with the Company’s acquisitions of Greer Bancshares, Inc. and First South Bancorp, Inc. All audit-related fees incurred by the Company were approved in advance by the Audit Committee as required by its charter.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee is responsible for identifying potential directors and presenting them for nomination to the Board of Directors. The Corporate Governance/ Nominating Committee is composed of five members: Messrs. Deal, Crisp, Moïse, Penney and Mme. Ladley. The Corporate Governance/ Nominating Committee met three times during the 2018 fiscal year.

Potential director candidates may come to the attention of the Corporate Governance/ Nominating Committee through current members of the Board of Directors, stockholders, or other persons. In evaluating such recommendations, the Corporate Governance/Nominating Committee uses the qualifications and standards discussed below and seeks to achieve a balance of knowledge, experience, and capability on the Board of Directors. The Company does not pay a third party to assist in identifying and evaluating potential director candidates.

 The Corporate Governance/Nominating Committee recommends to the Board of Directors criteria for the selection of new directors, evaluates the qualifications and independence of potential candidates for directors, including any nominees submitted by stockholders, in accordance with the provisions of the Company’s certificate of incorporation and bylaws, and recommends to the Board of Directors a slate of nominees for election by the stockholders at the Annual Meeting of stockholders. The Corporate Governance/Nominating Committee is also responsible for recommending to the Board of Directors any nominees to be considered to fill a vacancy or a newly created directorship resulting from any increase in the authorized number of directors. When considering a person to be recommended for nomination as a director, the Corporate Governance/Nominating Committee considers, among other factors, the skills and background needed by the Company and possessed by the person, diversity of the Board of Directors, and the ability of the person to devote the necessary time to service as a director. Each director must represent the interests of our stockholders.

Any stockholder may nominate persons for election to the Board of Directors by complying with the procedures set forth in our bylaws, which require that timely written notice be provided to the Secretary of the Company in advance of the meeting of stockholders at which directors are to be elected. To be timely, such notice must be delivered or received not less than 90 days prior to the date of the Meeting; provided, that if less than 100 days’ notice or prior disclosure of the date of the Meeting is given or made to stockholders, such notice must be received not later than the close of business on the 10th day following the day on which such notice was given or made to stockholders. Each notice must set forth: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving notice of (x) the name and address, as they appear on the Company’s books, of such stockholder and (y) the class and number of shares of the Company’s capital stock that are beneficially owned by such stockholder. The officer of the Company or other person presiding at the meeting may determine that a nomination was not made in accordance with the foregoing procedure and disregard the defective nomination.

15

The Corporate Governance/Nominating Committee annually reviews the adequacy of, and the Company’s compliance with, the corporate governance principals of the Company and recommends any proposed changes to the Board of Directors for approval. The Corporate Governance/Nominating Committee also administers the annual self-evaluation process for the Board of Directors and each of its committees.

The Corporate Governance/Nominating Committee functions are set forth in its charter, which was adopted on April 24, 2013 and revised on June 18, 2014. A copy of the Corporate Governance/Nominating Charter may be found under the Investor Relations section under the Governance Documents tab of the Company’s website, https://www.haveanicebank.com.

Compensation/Benefits Committee

The Compensation/Benefits Committee is responsible for evaluating the performance of the Company’s principal officers and employees and determining the compensation and benefits to be paid to such persons. The Compensation/Benefits Committee is composed of five members: Messrs. Penney, Clawson, Holscher, Isaac and Leddy. The Compensation/Benefits Committee met six times during the 2018 fiscal year.

The Compensation/Benefits Committee is authorized to (i) review and approve annually the corporate goals and objectives relevant to the compensation of the chief executive officers of the Company and the Bank, (ii) conduct an annual evaluation of the performance of the Chief Executive Officer of the Company, and (iii) annually review and establish the base salary and incentive bonus levels and payments to the Chief Executive Officer and all other executive officers of the Company and the Bank. The Compensation/Benefits Committee has oversight of the Corporation’s incentive plans, including equity-based incentive plans, and for reviewing and granting equity awards to all eligible employees. The Compensation/Benefits Committee may delegate to one or more officers of the Company who are also directors the authority to designate officers and employees of the Company or its subsidiaries to receive equity awards and to determine the number of such awards to be granted to them; provided, that such delegation shall include the total number of equity awards that may be granted under such authority and that no officer may be delegated the power to designate himself or herself the recipient of such awards. In addition, the Compensation/Benefits Committee may engage compensation consultants or other advisors as it deems appropriate to assist it in performing its duties and responsibilities.

In determining the compensation for executive officers, the Compensation/Benefits Committee’s objectives are to encourage the achievement of the Company’s long-range objectives by providing compensation that directly relates to the performance of the individual and the achievement of internal strategic objectives. The Compensation/Benefits Committee believes that its executive officers’ level of compensation is reasonable based upon the Company’s corporate goals and objectives, the business plan of the Bank, normal and customary levels of compensation within the banking industry taking into consideration geographic and competitive factors, the Bank’s asset quality, capital level, operations and profitability and the duties performed and responsibilities held by the officer.

16

The Compensation/Benefits Committee functions are set forth in its charter, which was adopted on April 24, 2013 and revised on February 17, 2016. A copy of the Compensation/Benefits Committee Charter may be found under the Investor Relations section under the Governance Documents section of the Corporate Information tab of the Company’s website, https://www.haveanicebank.com.

Stockholder Communications

The Board of Directors has implemented a process for stockholders of the Company to send communications to the Board of Directors. Any stockholder desiring to communicate with the Board of Directors, or with specific individual directors, may so do by writing to M. J. Huggins, III, Secretary, Carolina Financial Corporation, 288 Meeting Street, Charleston, South Carolina 29401. The Secretary has been instructed by the Board of Directors to promptly forward all such communications to the addressees indicated thereon.

17

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Management and Directors

The following table shows how many shares of common stock are owned by the directors and director nominees, the named executive officers, and all directors and executive officers as a group as of March 6, 2019. Unless otherwise indicated, the mailing address for each beneficial owner is care of Carolina Financial Corporation, 288 Meeting Street, Charleston, SC 29401.

Directors and Named Executive Officers	Age	Number of Shares Beneficially Owned(1)(2)(3)(4)(5)	Percent of Beneficial Ownership(6)
W. Scott Brandon	55	163,795	0.73%
Robert G. Clawson, Jr.	76	152,010	0.68%
Lindsey A. Crisp	47	7,034	0.03%
Jeffery L. Deal, M.D.	64	22,724	0.10%
William A. Gehman, III	58	66,398	0.30%
Gary M. Griffin	64	21,585	0.10%
Frederick N. Holscher	71	64,237	0.29%
M.J. Huggins, III	56	85,947	0.38%
Daniel H. Isaac, Jr.	67	83,072	0.37%
Beverly Ladley	52	629	0.00%
Michael P. Leddy	74	53,892	0.24%
Robert M. Moïse, CPA	70	117,943	0.53%
David L. Morrow	68	190,017	0.85%
Thompson E. Penney	68	31,520	0.14%
Jerold L. Rexroad	58	385,383	1.72%
Claudius E. Watts IV	57	70,466	0.32%
Fowler Williams	44	37,180	0.17%
All Directors and Named Executive Officers as a Group (17 persons)		1,553,832	6.89%

(1)	Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse, holds in an IRA or SEP, or holds in a trust as trustee for the benefit of himself, unless otherwise indicated in these footnotes.

(2)	Includes unvested shares of restricted stock, as to which the directors and executive officers have full voting privileges. The shares are as follows: Mr. Gehman, 1,252 shares, Mr. Huggins, 567 shares; Mr. Morrow, 1,118 shares; Mr. Rexroad, 5,702 shares; Mr. Williams 1,990 shares.

(3)	Includes shares that may be acquired within 60 days of March 6, 2019 by exercising vested stock options or unvested stock options that will vest within 60 days of March 6, 2019. The shares are as follows: Mr. Gehman 37,209 shares, Mr. Huggins, 24,012 shares; Mr. Morrow, 53,321 shares; Mr. Rexroad, 128,732 shares; Mr. Williams 7,031 shares.

(4)	Excludes shares of common stock owned by or for the benefit of family members of the following director, who disclaims beneficial ownership of such shares: Mr. Clawson, 13,272 shares.

(5)	Includes shares that have been pledged as security on loans extended by third-party lenders: Mr. Isaac, 42,193 shares; Mr. Morrow, 40,000 shares; and Mr. Rexroad, 100,000 shares.
(6)	For each individual, this percentage is determined by assuming the named person exercises all options which he has the right to acquire within 60 days, but that no other person exercises any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he has the right to acquire within 60 days but that no other persons exercise any options. The calculations are based on 22,312,362 shares of common stock outstanding at March 6, 2019.
18

Security Ownership of Certain Beneficial Owners

The following table sets forth the number and percentage of shares of common stock that exceed 5% beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) by any single person or group, as known by the Company:

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class
BlackRock, Inc.(1)	1,280,974	6.1%
55 East 52nd Street
New York, NY 10055

RMB Capital Holdings, LLC(2)	1,128,684	5.0%
115 S. LaSalle Street, 34th Floor
Chicago, IL 60603

Janus Henderson Group PLC(3)	1,248,774	5.5%
201 Bishopsgate EC2M 3AE
United Kingdom

(1)	Beneficial ownership of BlackRock, Inc. is based on its Schedule 13G filed with the U.S. Securities and Exchange Commission on January 2, 2019. BlackRock, Inc. reported that it has sole voting power or to direct to vote 1,545,951 shares of common stock and sole power to dispose or direct the disposition of 1,626,711 shares of common stock.
(2)	Beneficial ownership of RMB Capital Holdings, LLC is based on its Schedule 13G filed with the U.S. Securities and Exchange Commission February 14, 2019. RMB Capital Holdings, LLC reported that it has shared power to vote or to direct to vote 1,128,684 shares of common stock and shared power to dispose or direct the disposition of 1,128,684 shares of common stock.
(3)	Beneficial ownership of Janus Henderson Group PLC is based on its Schedule 13G filed with the U.S. Securities and Exchange Commission on February 12, 2019. Janus Henderson Group PLC reported that it has shared voting power to vote or to direct to vote 1,248,774 shares of common stock and shared power to dispose or direct the disposition of 1,248,774 shares of common stock.
19

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

During 2018, non-employee directors of the Company received a retainer fee of $8,000 paid in cash and 629 shares of the Company’s common stock. Those directors not employed by a subsidiary of the Company also received $750 for each audit committee attended, $500 for each Compensation/Benefits committee meeting and Corporate Governance/Nominating Committee, and $300 for each Board Loan Committee meeting attended. The annual fee, paid monthly to the Chairman of the Board of Directors, runs from Annual Stockholder Meeting to Annual Stockholder Meeting. Accordingly, in 2018, the Chairman of the Company’s Board of Directors received four months of the annual fee of $65,000 and eight months of the annual fee of $75,000 in cash and $25,003 paid in stock. Additionally, the Chairman of the Company’s Audit Committee received a fee of $9,000 per year, the Chairman of the Compensation/Benefits Committee received a fee of $6,000 per year and the Chairman of the Corporate Governance/Nominating Committee received a fee of $5,000, while the Board Loan Committee Chairman received $2,500 per year.

As directors of CresCom Bank, Messrs. Brandon, Clawson, Crisp, Deal, Griffin, Holscher, Isaac, Moïse, Penney and Mme. Ladley received $1,250 per meeting. As a director of Crescent Mortgage Company, Mr. Clawson received $1,250 per meeting, and Mr. Leddy, who serves as Vice Chairman of Crescent Mortgage Company, received $2,500 per meeting for his services on Crescent Mortgage Company’s Board of Directors.

 The following table presents all compensation paid by the Company to current and former directors during the year ended December 31, 2018.

Director Compensation Table

Director Name	Fees Earned or Paid in Cash(1)	Stock Awards	All Other Compensation	Total
W. Scott Brandon	$28,625	$25,003	$—	$53,628
Robert G. Clawson, Jr.	$45,775	$25,003	$—	$70,778
Lindsey A. Crisp	$31,525	$25,003	$—	$56,528
Jeffery L. Deal, M.D.	$38,250	$25,003	$—	$63,253
Gary M. Griffin(2)	$32,375	$25,003	$103,908	$161,286
Frederick N. Holscher	$29,000	$25,003	$—	$54,003
Daniel H. Isaac, Jr.	$39,025	$25,003	$—	$64,028
Beverly Ladley	$24,375	$25,003	$—	$49,378
Michael P. Leddy	$38,000	$25,003	$—	$63,003
Robert M. Moïse, CPA	$42,875	$25,003	$—	$67,878
Thompson E. Penney	$36,150	$25,003	$—	$61,153
Claudius E. Watts IV	$71,667	$25,003	$—	$96,670

(1)	Includes fees, if any, for serving on boards of the Company’s subsidiaries.
(2)	All other compensation includes a $103,274 disbursement of a deferred compensation arrangement and a $633.67 post-retirement benefit triggered by the Company's acquisition of Greer Bancshares, Inc. in March 2017.
20

Executive Compensation

Compensation Discussion and Analysis

This compensation discussion and analysis (“CD&A”) explains our executive compensation philosophy, describes our compensation programs and reviews compensation decisions for the following named executive officers (“NEOs”):

NEOs	Title
Jerold L. Rexroad	Chief Executive Officer and President, Carolina Financial Corporation
William A. Gehman, III	Executive Vice President and Chief Financial Officer, Carolina Financial Corporation
M.J. Huggins, III	Executive Vice President and Secretary, and President of Commercial Banking, CresCom Bank
David L. Morrow	Executive Vice President and Chief Executive Officer, CresCom Bank
Fowler Williams	Chief Executive Officer and President, Crescent Mortgage Company

This CD&A is composed of the following sections:

Page 21	Executive Summary
Page 23	Executive Compensation Principles and Strategy
Page 23	Compensation Determination Process
Page 26	Components of Our Compensation Program
Page 36	Additional Compensation Policies and Practices

Executive Summary. The Company’s primary business is to serve as the holding company for CresCom Bank, a South Carolina state-chartered commercial bank with 61 branches located in North Carolina and South Carolina. CresCom Bank operates four wholly-owned subsidiaries, Crescent Mortgage Company, Carolina Services Corporation of Charleston, CresCom Leasing LLC, and DTFS, Inc. Beginning in fiscal year 2019, we no longer qualified as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. Therefore, this proxy statement includes additional information with respect to our executive compensation program that emerging growth companies are not required to provide, including this CD&A, some certain additional compensation tables, an advisory say-on-pay vote on the compensation of our NEOs (Proposal II) and an advisory say-on-frequency vote on the preferred frequency of future say-on-pay votes (Proposal III).

2018 Achievements. We have experienced significant growth and change in recent years, including our listing on NASDAQ in 2014, a functional initial public offering of common stock in 2015 raising $32.2 million net proceeds, the acquisition of Congaree Bancshares Inc. in 2016 ($104.2 million in assets), a secondary offering of common stock in 2017 raising $47.7 million net proceeds, the acquisition of Greer Bancshares Inc. in 2017 ($384.5 million in assets), and the acquisition of First South Bancorp, Inc. in 2017 ($1.1 billion in assets). These transactions, in addition to strong organic growth, significantly expanded our geographic footprint in North Carolina and South Carolina. During 2018, we completed a secondary offering of shares of common stock, raising approximately $63.0 million in net proceeds to the Company.

21

In addition, 2018 reflected record earnings, driven primarily by organic growth, successful integration of two strategic acquisitions that occurred in 2017, and our presence in several of the fastest growing markets in the Southeast. The 2018 results reflect the Company’s achievement of its earnings and asset quality metrics. Our compensation philosophy is grounded in rewarding executives for the Company’s achievement of financial goals as well as their individual goals, which are similarly aligned to the Company’s basic corporate objective which is “to maximize the value of our stockholders’ investment over both the short and long term.” Accordingly, the financial results for the year serve as a background to the discussion of our compensation practices that follows.

2018 Financial Highlights

•	Net Income – the Company’s net income determined in accordance with generally accepted accounting principles (“GAAP”) for the year ended December 31, 2018 was $49.7 million, a 73.9% increase compared to $28.6 million for the year ended December 31, 2017.

•	Pre-Tax Operating Earnings – the Company’s pre-tax operating earnings for the year ended December 31, 2018 were $79.9 million, an increase of 64.8% compared to $48.5 million for the year ended December 31, 2017.

•	Banking Segment Pre-Tax Operating Earnings – the Company’s banking segment pre-tax operating earnings for the year ended December 31, 2018 were $80.0 million, a 71.0% increase compared to $46.7 million for the year ended December 31, 2017.

Pre-tax operating earnings and banking segment pre-tax operating earnings are non-GAAP financial measures used by management that exclude gains or losses from securities, gains or losses on extinguishment of debt, gains or losses on bulk servicing, fair value adjustments on interest rate swaps, other than temporary impairment and merger-related expenses. Please see the Appendix for reconciliations of those measures to the most directly comparable GAAP measures and other relevant disclosures.

Components of Compensation and Target Pay Mix. A meaningful portion of our executive pay program is variable and “at-risk.” We consider compensation to be “at risk” if it is subject to performance-based payment or vesting conditions or its value depends on share price appreciation.

The charts below for our CEO and our other NEOs illustrate the target compensation established for 2018, consisting of base salary, annual incentive awards, and long-term equity-based compensation granted in 2018.

22

Compensation Governance Practices. The Company has strong compensation governance practices that reinforce our principles, support sound risk management and are stockholder-aligned:

What We Do	What We Don’t Do
Align pay and performance	No guaranteed bonuses – incentive compensation may be reduced to zero if financial and/or personal metrics are not met
Engage an independent third-party compensation consultant for advice in making compensation decisions	No highly leveraged incentive plans that encourage excessive risk taking
Review compensation data from peers whose industry, revenues, and footprint share similarities with Carolina Financial Corporation	No uncapped incentive award payouts for our NEOs
Effective as of January 23, 2019, adopted a Clawback Policy intended to recover certain incentive-based compensation if there is an accounting misstatement and the Board of Directors determines such restatement involved fraud or intentional misconduct	No excessive perquisites for our directors and executive officers

Executive Compensation Principles and Strategy. Our Board believes a well-designed compensation program should align executive interests with the drivers of growth and stockholder returns, support achievement of the Company’s primary business goals, and attract, motivate and retain executives whose talents, expertise, leadership and contributions are expected to maximize the value of our stockholders’ investment over both the short and long term. Consequently, our Board believes a meaningful portion of NEO compensation should be performance-based and variable pay.

Our philosophy does not specifically indicate a desired positioning level relative to the market or total compensation. Salaries have historically been targeted near the median, with additional considerations given for each executive’s scope of responsibility, performance in the role, special projects completed during the year, and any potential retention or internal equity concerns.

Compensation Determination Process

Role of the Compensation Committee. Our Compensation Committee is generally responsible for reviewing, modifying, approving and otherwise overseeing the compensation policies and practices applicable to all of our NEOs and the administration of equity plans available to all eligible employees. As part of this responsibility, the Compensation Committee establishes, reviews and modifies the compensation structure for our NEOs.

As part of its deliberations, in any given year, the Compensation Committee may review and consider materials such as studies and reports prepared by a compensation consultant; financial reports and projections; operational data; tax and accounting information that sets forth the total compensation that may become payable to executives in various hypothetical scenarios; executive and director stock ownership information; our common stock performance data; analyses of historical executive compensation levels and current Company-wide compensation levels; and the recommendations of the chief executive officer (“CEO”) and the Compensation Committee’s independent compensation consultant.

23

Role of Management. Our Compensation Committee solicits and considers the performance evaluations and compensation recommendations with respect to our NEOs submitted by our CEO. The Compensation Committee conducts a formal performance evaluation of our CEO annually, with informal commentary discussed as needed throughout the year. In addition, our CEO prepares and presents the annual evaluations and recommendations for the NEOs to our Compensation Committee outside of the presence of any other NEO. However, our Compensation Committee retains the final authority to make all compensation decisions. Our Compensation Committee meets in executive session after our CEO has presented the evaluations and reports back to management on the results of their deliberations. No executive officer participated directly in the final determinations of the Compensation Committee regarding the amount of any component of his own 2018 compensation package for 2018.

Our finance and human resources departments work with our CEO to make recommendations regarding compensation of our NEOs and other senior executives, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer data comparisons and other briefing materials, and ultimately to implement the decisions of the Compensation Committee. Our CEO also meets separately with the Compensation Committee’s independent compensation consultant to convey information on proposals that management may make to the Compensation Committee, as well as to allow the consultant to collect information about our Company to develop its own proposals.

Compensation Consultant. Our Compensation Committee decided to continue its engagement of McLagan, a part of Aon plc, as its independent compensation consultant for compensation decisions for 2018. In 2016, our Compensation Committee engaged McLagan as its independent compensation consultant for a three-year period covering the fall of 2016 to the fall of 2019. This arrangement includes the market analyses and advice that were considered for compensation decisions for 2018. Our Compensation Committee selected McLagan for its expertise in the banking industry, the recommendations of other clients of McLagan, and the availability of the consultant to attend meetings.

McLagan conducts in-depth reviews of the design and competitive positioning of our compensation programs for our CEO and other executive officers in preparation for the Compensation Committee making compensation decisions. In the fall of 2017, for use by our Compensation Committee for making 2018 compensation decisions, McLagan provided analyses of compensation levels and opportunities, incentive plan design, long-term incentive practices and perquisites of our chief executive officer and other executive officers using our 2018 peer group data. In 2017, McLagan also provided an analysis of the structure and amount of compensation received by our non-employee directors in relation to the compensation received by non-employee directors of companies in our peer group. The Company intends to perform this analysis on a bi-annual basis.

Our Compensation Committee regularly reviews the services provided by McLagan and believes that it is independent from the Company in providing executive compensation consulting services. Our Compensation Committee has also assessed the independence of McLagan consistent with SEC rules and NASDAQ listing standards and has concluded that the engagement of McLagan does not raise any conflicts of interest. Our Compensation Committee continues to monitor the independence of McLagan on a periodic basis.

24

Compensation Peer Group and Peer Selection Process. The Compensation Committee and McLagan developed a compensation peer group for 2018 that fairly represents the market for executive talent in which we compete and includes institutions that share our business and market characteristics. The Committee reviews the composition of the peer group annually and may change it due to mergers, changes to banks within the group, or changes within the Company.

The 2018 compensation peer group includes publicly-traded financial institutions that were selected based on the following criteria:

•	total assets between $2.0 billion to $7.5 billion;
•	headquarters in one of the following states: Alabama, Florida, Georgia, Kentucky, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, or West Virginia;
•	net income greater than $0;
•	non-performing assets as a percent of total assets less than 3.0%;
•	no current TARP participants;
•	no recent mutual conversions;
•	business model compatibility; and
•	companies against which we believe we compete for executive talent.

The peer group was constructed, in part, such that our total assets are generally in the range of the median of the peer group companies. The Compensation Committee reviewed a group of 19 peers with median assets of $4.1 billion as of June 30, 2017. Anticipated 2018 year-end total assets of $3.7 billion for the Company (after the completion of the First South Bancorp acquisition) was used as the targeted asset size for the peer group that was utilized by the Committee for 2018 NEO compensation decisions.

2018 Peer Group. The peer group established for setting 2018 compensation consisted of the following companies:

Access National Corp. (ANCX)	First Community Bancshares Inc. (FCBC)
Ameris Bancorp (ABCB)	Franklin Financial Network Inc. (FSB)
Atlantic Capital Bancshares Inc. (ACBI)	HomeTrust Bancshares Inc. (HTBI)
Capital City Bank Group Inc. (CCBG)	National Commerce Corp. (NCOM)
Carter Bank & Trust (CARE)	Republic Bancorp Inc. (RBCA.A)
City Holding Co. (CHCO)	Seacoast Banking Corp. of FL (SBCF)
Community Trust Bancorp Inc. (CTBI)	ServisFirst Bancshares Inc. (SFBS)
FB Financial Corp. (FBK)	State Bank Financial Corp. (STBZ)
Fidelity Southern Corp. (LION)	Stock Yards Bancorp Inc. (SYBT)
First Bancorp (FBNC)

25

Total Assets as of 6/30/2017 ($000)
25th Percentile	2,970,803
50th Percentile	4,057,399
75th Percentile	4,568,950
Carolina Financial (anticipated 2018)	3,700,000
Percentile Rank	47%

Each year, with assistance from McLagan, the Compensation Committee reviews the compensation practices of the Company’s peers to assess the competitiveness of the compensation arrangements of our NEOs. Although such benchmarking is an active tool used to measure compensation structures among peers, it is only one of the tools used by the Compensation Committee to determine total compensation. Benchmarking is used primarily to ascertain competitive total compensation levels (including base salary, cash incentives, equity awards, etc.) with comparable institutions.

Components of our Compensation Program

2018 Components in General. The Compensation Committee selected the components of compensation set forth in the chart below to achieve our stated executive officer compensation program objectives. The Compensation Committee review all components of the compensation of executive officers in order to verify that the executive officer’s total compensation is consistent with our compensation philosophy and objectives. Four primary components make up the Company’s executive pay program: base salary, annual cash incentives, annual equity incentives and long-term equity incentives. The purpose and strategic role of each of these elements paid and awarded in 2018 are summarized below.

Element	Description	Strategic Role
Base Salary	Fixed cash compensation, reviewed and adjusted annually, as appropriate Based on each NEO’s individual skills, experience, performance, external market and internal equity	Attracts and rewards executives via market competitive pay and industry norms and reflects individual performance
Banking Segment Annual Cash Bonus Plan – Variable Pay

To be eligible for an annual cash bonus award under this plan, the Banking Segment must achieve a specified threshold of Pre-Tax Operating Earnings, as defined in the plan

In addition, the plan rewards NEOs for annual corporate performance based on a scorecard of financial and operational metrics

Performance levels (threshold, target, maximum) are established for each metric

A NEO’s award is subject to negative discretion by the Compensation Committee based on failure to achieve individual performance targets

Motivate executives by linking variable cash compensation to key annual performance goals tied to the Company’s business strategy

26

Element	Description	Strategic Role
Banking Segment Annual Supermax Bonus-Variable Pay

Participants in the Banking Segment Annual Bonus Plan are eligible to receive a Supermax bonus if the Banking Segment achieves Pre-Tax Operating Earnings at or above a specified annual level that is above the maximum

Supermax bonus for the CEO is equal to 20% of base salary, with any amounts earned paid out in the form of cash (15%) and equity (5%)

Supermax bonus for all other NEOs is equal to 5% of base salary, with any amounts earned paid out in the form of equity

Motivate executives to achieve above-maximum level performance by linking incentive compensation to overachievement of a key annual performance metric that is tied to the Company’s business strategy
Crescent Mortgage Co. Annual Cash Bonus Plan – Variable Pay

To be eligible for the annual cash award under this plan, Crescent Mortgage Company must achieve positive Net Income After Taxes

In addition, the plan rewards NEOs for annual corporate performance based on a scorecard of financial, operational and strategic metrics

Performance levels (threshold, target low, target high, maximum) are established for each metric

NEO’s award is subject to negative discretion by the Compensation Committee based on failure to achieve individual performance targets

Motivate executives by linking variable cash compensation to key annual performance goals tied to the Company’s business strategy

Long-Term Equity Incentives – Variable Pay

Variable equity-based compensation

Performance Restricted Stock Units (RSUs):

Restricted share units are earned only upon the attainment of a specified pre-tax operating earnings per share (“EPS”) measured over a two-year performance period

Performance levels (Threshold - 50% of Target, Target and Maximum - 150% of Target):

There is no award if the attainment of Pre-Tax Operating EPS is less than Threshold.

If performance is at least greater than Threshold, but less than Target, the award is 50% of the Target number of RSUs.

If performance is at least Target but less than Maximum, the award is 100% of the Target number of RSUs.

If Pre-Tax Operating EPS equals or exceeds Maximum, the award is 150% of Target number of RSUs

Time-Based Restricted Stock Awards (RSAs):

RSAs are time-based, generally vesting ratably over a three-year period

Equity-based compensation is used to foster a long-term link between executive officers’ interests and the interests of the Company and its stockholders, as well as to attract, motivate and retain executive officers for the long-term

27

Base Salary

Purpose: Base salaries provide stable compensation to executive officers, allow Carolina Financial to attract and retain competent executive talent and maintain a stable leadership team. Base salaries vary among executive officers, and are individually determined according to each executive officer’s areas of responsibility, role and experience, based on a variety of considerations, including:

•	Professional Background: Factors such as education, skills, expertise, professional experience and achievements are considered.

•	Competitiveness: The base salary of executive officers is evaluated for competitiveness by considering external information with respect to the Company’s peer group that is selected based on such factors as the Company’s size, nature of activities and competitors for similar talent, as well as the relevant geographic location.

•	Internal Fairness: The variation in the relative base salary among executive officers is designed to reflect the differences in position, education, scope of responsibilities, location, previous experience in similar roles and contribution to the attainment of our goals.

Adjustments to base salary: The Compensation Committee reviews the base salaries of the NEOs on an annual basis as well as whenever an NEO is promoted or there is a material change to his or her duties and responsibilities.

Decisions regarding salary adjustments reflect a variety of factors including the NEO’s role and responsibilities, individual performance, tenure, current base salary, the base salaries paid to similarly-situated executives in comparable positions in the market, internal equity, and retention risk.

In considering base salary adjustments for 2018, the Compensation Committee reviewed the individual performance of the NEOs, peer proxy and survey data gathered by McLagan, and the increases recommended by the CEO for each of the NEOs other than himself. Effective January 1, 2018, the Compensation Committee provided the base salary increases shown in the table below.

Name	2017 Salary	2018 Salary	% Change
Rexroad	$495,000	$540,000	9.1%
Gehman	$240,000	$270,000	12.5%
Huggins	$272,500	$293,000	7.5%
Morrow	$404,000	$435,000	7.7%
Williams	$319,000	$329,000	3.1%

These increases reflect the outstanding contributions of the NEOs to the Company’s performance in 2017 as well as the increased scope and responsibility of their respective roles due to the Company’s significant growth in 2017 (including the Greer Bancshares acquisition completed in the first quarter of 2017 and the First South Bancorp acquisition completed in the fourth quarter of 2017) and the continued growth anticipated for 2018. For Messrs. Rexroad, Gehman, Huggins and Morrow, the increases were also intended to align each NEO’s base salary more competitively with the market.

28

Annual Incentive Plans. Messrs. Rexroad, Gehman, Huggins and Morrow are eligible to participate in the Banking Segment Annual Cash Bonus Plan and the Banking Segment Supermax Bonus, while Mr. Williams is eligible to participate in the Crescent Mortgage Company Annual Cash Bonus Plan. These annual bonus plans are performance-based plans designed to reward eligible employees for the achievement of our specific Company financial goals and successful individual performance. The primary objective of these plans is to provide our NEOs with a direct link between their compensation and their attainment of pre-established annual performance goals. We believe that the performance required for rewards under the plans is challenging, but with effort, attainable, and will contribute to the Company attaining its long-term strategic goals.

Annual Incentive Opportunities. We set target incentive opportunities based on a percentage of base salary that reflects a market-level target compensation opportunity for each NEO. The threshold and maximum percentages for the Banking Segment Annual Cash Bonus Plan and the Crescent Mortgage Annual Cash Bonus Plan as well as the Supermax bonus percentages reflect both the Compensation Committee’s review of market practices and the Compensation Committee’s judgment of the level of award opportunity appropriate for the performance goals established. The differences in opportunity levels also reflect each NEO’s relative influence on achieving performance goals based on his position.

Banking Segment Annual Cash Bonus Plan Opportunity

	Percentage of Base Salary
Name	Threshold	Target	Maximum
Rexroad	30%	60%	90%
Gehman	25%	50%	75%
Huggins	25%	50%	75%
Morrow	25%	50%	75%

Banking Segment Supermax Bonus Opportunity. Participants in the Banking Segment Annual Cash Bonus Plan are also eligible to receive a Supermax bonus if a certain level of Banking Segment Pre-Tax Operating Earnings is achieved that is greater than the defined maximum level of performance. Any earned Supermax award is paid entirely in common stock for all the NEOs except Mr. Rexroad, who would receive any payout in the following form: 5% in common stock and 15% in cash.

Name	Percentage of Base Salary
Rexroad	20%
Gehman	5%
Huggins	5%
Morrow	5%

Crescent Mortgage Company Annual Cash Bonus Plan

	Percentage of Base Salary
Name	Threshold	Target Low	Target High	Maximum
Williams	30%	50%	75%	100%

29

Company Performance Goals and Results. Each of our annual cash incentive plans requires that a certain threshold level of performance must be achieved for executives to receive an award under the plan:

•	Banking Segment Annual Cash Bonus Plan: We must have Banking Segment Pre-Tax Operating Earnings of at least $50.0 million for 2018.

•	Crescent Mortgage Company Annual Cash Bonus Plan: We must have positive Crescent Mortgage Company Net Income for 2018, unless otherwise approved by the Board of Directors. In addition, 75% of the bonus is paid in the first quarter of 2019. In order for the remaining 25% to be paid, Crescent Mortgage Company must have income for the first six months of 2019 of at least $1.0 million.

For 2018, the Compensation Committee utilized six performance goals in the Banking Segment Annual Cash Bonus Plan and five performance goals in the Crescent Mortgage Company Annual Cash Bonus Plan. The goals for each performance measure are set based on our performance expectations in the annual operating plan that our Board of Directors approved in early 2018. The Compensation Committee established the various threshold and maximum levels for each performance measure after analyzing the performance required at each award level. The Compensation Committee also established a Banking Segment Supermax Bonus that will pay out only if Banking Segment Pre-Tax Operating Earnings are at or above a specified level above the defined maximum level under the Banking Segment Annual Cash Bonus Plan. These particular metrics were selected by the Compensation Committee to link our annual incentive plan for our leadership team to our internal strategic objectives that we believe drive stockholder value over both the short and long term.

For each respective annual cash incentive plan, the charts below show the 2018 performance goals and their respective weightings as well as the actual results achieved during 2018.

Banking Segment Annual Cash Bonus Plan & Supermax Bonus

		2018 Performance Goals				2018 Actual
Performance Measure	Weighting	Threshold	Target	Maximum	Supermax	Results
Consolidated Carolina Financial Pre-Tax Operating Earnings	10% - 20%	$67.5 Million	$72.5 Million	$74.7 Million	n/a	$79.9 Million
Banking Segment Pre-Tax Operating Earnings	40% - 50%	$66 Million	$69.2 Million	$71.3 Million	$72.7 Million	$80.0 Million

Pre-Tax Operating Earnings measures weighting for Mr. Rexroad and Mr. Gehman are 20% Consolidated Carolina Financial and 40% Banking Segment due to their increased responsibility and focus at the holding company level. The weightings for Mr. Huggins and Mr. Morrow are 10% consolidated Carolina Financial and 50% Banking Segment. Pre-Tax Operating Earnings exclude gains or losses from securities, gains or losses on extinguishment of debt, bulk servicing sales gains or losses, fair value adjustments on interest rate swaps, other than temporary impairment, and merger-related expenses. See the Appendix for a reconciliation of this non-GAAP measure.

30

The Banking Segment also has other performance measures that include growth in loan and checking balances, increase in the number of checking accounts and asset quality performance goals that comprise an aggregate of 40% of the weightings. These individual performance targets are not presented herein as the Company believes these performance goals to be competitively sensitive information. In 2018, the Banking Segment did not meet threshold for certain of these performance goals and, accordingly, the annual incentive earned was adjusted.

Crescent Mortgage Company Annual Cash Bonus Plan

		2018 Performance Goals				2018 Actual
Performance Measure	Weighting	Threshold	Target Low	Target High	Maximum	Results
Consolidated Carolina Financial Pre-Tax Operating Earnings	10%	$67.5 Million	$72 Million	$73.5 Million	$74.7 Million	$79.9 Million
Crescent Mortgage Company Pre-Tax Operating Earnings	55%	$4 Million	$5.5 Million	$7.5 Million	$9 Million	$3.0 Million

Pre-Tax Operating Earnings exclude gains or losses from securities, gains or losses on extinguishment of debt, bulk servicing sales gains or losses, fair value adjustments on interest rate swaps, other than temporary impairment, and merger-related expenses. See the Appendix for a reconciliation of this non-GAAP measure.

Crescent Mortgage Company also has other performance measures that include loan production, strategic projects and audit and compliance ratings performance goals that comprise an aggregate of 35% of the weightings. These individual performance targets are not presented herein as the Company believes these performance goals to be competitively sensitive information. In 2018, Crescent Mortgage Company did not meet threshold for certain of these performance goals and, accordingly, the annual incentive earned was adjusted.

Individual Performance. We measure individual job performance for our NEOs through an annual goal-setting process that aligns individual goals with our annual operating plan and our long-term strategic plan. The Compensation Committee assesses job performance against these goals after the completion of the year. The overall funding of the Banking Segment Annual Cash Bonus Plan and the Crescent Mortgage Company Annual Cash Bonus Plan are determined based on our performance on the quantitative performance measures described above. Thirty-three percent of the total funded incentive for each NEO can then be decreased based on that NEO’s individual performance against quantitative and qualitative goals established and approved by the Compensation Committee at the start of the year.

The Compensation Committee retains additional discretion to reduce a NEO’s annual cash incentive award to zero when an NEO substantially underachieves in relation to their individual goals.

Awards for 2018 Performance. Banking segment pre-tax operating earnings for 2018 were approximately $80.0 million and Crescent Mortgage Company net income for 2018 was approximately $2.3 million. Thus, the Compensation Committee determined that the threshold performance for each of the respective plans was met and the NEOs were eligible to receive awards for 2018.

31

Banking Segment Annual Cash Bonus Plan. Based on performance goal achievement (1) above maximum for Consolidated Carolina Financial Pre-Tax Operating Earnings, Banking Segment Pre-Tax Operating Earnings, and asset quality goals, and (2) achievement below threshold for growth in loan and checking balances and increase in the number of checking accounts, the Compensation Committee determined that eligible participants, including Mr. Rexroad, Mr. Gehman, Mr. Huggins, and Mr. Morrow, met their combined corporate performance goals slightly above target. The total funded awards that would have been earned based solely on financial performance results at slightly above target are shown in the table below.

The funded award is then subject to negative discretion by the Compensation Committee based on an NEO’s individual performance, up to a maximum of 33% of the amount of the award. As explained further below, the Compensation Committee negatively adjusted the portion of the funded award that was at risk by 10% of the 33% for Mr. Rexroad and Mr. Gehman, 25% of the 33% for Mr. Huggins, and 35% of the 33% for Mr. Morrow.

•	Mr. Rexroad and Mr. Gehman are ultimately responsible for the overall performance of Carolina Financial and the execution of its short-term and long-term strategic objectives. As a result, the Compensation Committee determined that it was appropriate for Mr. Rexroad and Mr. Gehman to share in the responsibility for the significant misses on the production side in 2018 for CresCom Bank and reduced the awards accordingly.

•	Mr. Huggins and Mr. Morrow are directly responsible for managing the loan production businesses of CresCom Bank. In 2018, CresCom Bank significantly missed its performance goals for loan growth and checking deposits growth (both number of accounts and dollars). While recognizing the challenges presented by several mitigating factors including the integration of First South Bancorp, the systems conversions on the operational and deposits side, and the impact of Hurricane Florence, the Compensation Committee determined that it was appropriate to reduce the awards for Mr. Huggins and Mr. Morrow due to these missed goals.

Banking Segment Supermax Bonus. The Compensation Committee also determined that performance achievement for Banking Segment Pre-Tax Operating Earnings met and exceeded the $72.7 million Supermax threshold established for 2018 and that eligible participants, including Mr. Rexroad, Mr. Gehman, Mr. Huggins and Mr. Morrow, would receive the Supermax bonus awards. The Supermax awards earned by the NEOs for 2018 are shown in the table below. For all the NEOs except Mr. Rexroad, the awards were paid entirely in shares of the Company’s common stock. For Mr. Rexroad, one-fourth of the award (equal to 5% or $27,000) was paid in shares of common stock and the remaining portion (equal to 15% or $81,000) was paid in cash.

	Earned Supermax Award
Name	% Salary	$ Amount
Rexroad	20%	$108,000
Gehman	5%	$13,500
Huggins	5%	$14,650
Morrow	5%	$21,750

32

The final annual cash incentive awards earned by the NEOs for 2018 are shown in the table below.

					Maximum
					Proportion	Negative Adjustment
					Subject to	Related to the 33%
			Supermax		Negative	Subject to Negative
	Initial Funded Award		Award		Discretion	Discretion for
			(Cash	Total	(33% of	Individual Performance		Final Earned Award
Name	% Salary	$ Amount	Portion)	Award	Total Award)	Percentage	$ Amount	% Salary	$ Amount
Rexroad	63.0%	$340,200	$81,000	$421,200	$138,996	(10%)	($13,900)	75.4%	$407,300
Gehman	52.5%	$141,750	$0	$141,750	$46,778	(10%)	($4,678)	50.8%	$137,072
Huggins	52.5%	$153,825	$0	$153,825	$50,762	(25%)	($12,691)	48.2%	$141,134
Morrow	52.5%	$228,375	$0	$228,375	$75,364	(35%)	($26,377)	46.4%	$201,998

Crescent Mortgage Company Bonus Plan. Based on (1) performance goal achievement of “maximum” for Consolidated Carolina Financial Pre-Tax Operating Earnings and (2) achievement of “target low” for audit and compliance ratings and strategic projects, and (3) below threshold results for Crescent Mortgage Company Pre-Tax Operating Earnings and loan production, the Compensation Committee determined that eligible participants, including Mr. Williams, partially met their combined corporate performance goals. The total funded award that would have been earned based solely on financial performance results is shown in the table below.

A portion of the total funded awards can then be adjusted negatively based on individual performance. Based on Mr. Williams’ 2018 individual performance, the Compensation Committee did not adjust the funded award. The final annual cash incentive award earned by Mr. Williams for 2018 is shown in the table below.

•	75% of the earned award was paid in the first quarter of 2019.
•	the remaining twenty-five percent will be paid in the third quarter of 2019 subject to Crescent Mortgage Company having 2019 Year-To-Date Net Income greater than $1.0 million as of June 30, 2019.

	Initial Funded Award			Personal Objectives	Negative	Final Earned Award
Name	% Salary	$ Amount		% Achieved	Adjustment	% Salary	$ Amount
Williams	17.5%	$57,575	(1)	100%	n/a	17.5%	$57,575

(1)	$14,394 is subject to Crescent Mortgage Company meeting the earnings Threshold for the first six months of 2019.

Long-Term Equity-Based Awards. The long-term incentive plan is designed to align the interests of the executives with stockholders by increasing their ownership of the Company, strengthening the link between executive compensation and the long-term performance of the Company, retaining and motivating key executive talent, and providing executives with incentive compensation opportunities that are competitive with the market. The Compensation Committee annually reviews and approves our long-term equity plan design.

33

In 2018, the Compensation Committee determined it was appropriate to slightly revise our approach to our long-term incentive plan awards from our historical practice. In previous years, we utilized performance-vested restricted stock units (“RSUs”), time-vested restricted stock, and time-vested stock options for the annual equity awards to our NEOs. For any given year, the mix of awards that were granted often varied from one NEO to another. Additionally, for each NEO, the award mix often varied from one year to the next. Also, for our performance-vested RSUs, there were only two defined performance levels that could be achieved for the Carolina Financial Pre-Tax Operating Earnings Per Share (“EPS”) goal on which these awards were based: “Target” where 100% of the RSUs are vested and “Threshold” where 50% of the RSUs are vested.

After receiving input from McLagan, the Compensation Committee determined to discontinue the use of stock options and grant only RSU and restricted stock awards to the executives. The Committee also determined to utilize a consistent mix of performance-vested RSUs and time-based restricted stock for all the NEOs and have at least 50% of the total long-term incentive awards vest based on Company performance. Finally, for the RSU awards, the Committee added another performance level for the Carolina Financial Pre-Tax Operating EPS goal: “Maximum” where 150% of the RSUs are vested.

2018 Long-Term Incentive Awards. For the NEOs, the Compensation Committee granted equity awards on January 24, 2018, consisting of 50% performance-vested RSUs and 50% time-vested restricted stock.

•	The performance-vested RSUs are earned based on cumulative Carolina Financial Pre-Tax Operating EPS for the two-year performance period ending 12/31/2019 assuming the NEO remains employed by the Company through the vesting date.
•	Pre-Tax Operating EPS excludes gains or losses from securities, gains or losses from the extinguishment of debt, other than temporary impairment (“OTTI”), fair value adjustments on swaps, bulk servicing sale gain or loss and merger-related expenses.
•	The Compensation Committee conducted a thorough process in setting the Pre-Tax Operating EPS target and deemed it to be rigorous and challenging with a reasonable likelihood of achievement, after taking into consideration macroeconomic conditions, the annual operating plan and historical performance.
•	This measure was selected because this metric focuses management on items that align with our most critical strategic priorities of improving profitability and controlling expenses and gives recipients a clear line of sight into how executing on operating measures drives the achievement of performance and earning awards.
•	The performance-vested RSU awards are granted at the target level and the number of RSUs that will vest depends on the Company’s attainment of Pre-Tax Operating EPS during the performance period at the Threshold, Target or Maximum level.
•	The time-based restricted stock awards vest ratably subject to the NEO’s continuous employment with the Company through the third anniversary of the grant date.

34

	Time-Based Restricted Stock	Performance-Based RSUs (GDFV $)(1)
Name	(GDFV $)(1)	Threshold	Target	Maximum
Rexroad	$162,000	$81,000	$162,000	$243,000
Gehman	$54,000	$27,000	$54,000	$81,000
Huggins	$33,000	$16,500	$33,000	$49,500
Morrow	$65,000	$32,500	$65,000	$97,500
Williams	$75,000	$37,500	$75,000	$112,500

	Time-Based Restricted Stock	Performance-Based RSUs (# Units)
Name	(# Shares)	Threshold	Target	Maximum
Rexroad	4,178	2,089	4,178	6,267
Gehman	1,393	697	1,393	2,090
Huggins	851	426	851	1,277
Morrow	1,677	839	1,677	2,516
Williams	1,934	967	1,934	2,901

(1)	Grant date fair value.

Vesting of 2017 Performance-Based Restricted Stock Unit Awards. On February 15, 2017, the Compensation Committee granted performance-vested RSUs to each of our NEOs. The vesting of these RSUs was dependent on achieving pre-determined levels of cumulative Carolina Financial Pre-Tax Operating EPS measured over the two-year performance period from January 1, 2017 through December 31, 2018. The Compensation Committee believes a two-year performance period is appropriate for these awards. This approach maintains multi-year goals, while reducing the impact of non-controllable events on the goal setting process.

Target performance over the two-year period represented Pre-Tax Operating EPS of $5.56 and Threshold performance represented Pre-Tax Operating EPS of $5.26. Actual performance represented Pre-Tax Operating EPS of $6.57 which was above the Target performance guidelines established by the Compensation Committee. As a result, the performance RSUs granted in February 2017 with a two-year performance period ended December 31, 2018 vested 7,977 shares at $36.15 per share on February 15, 2019.

	2017-2018 Performance Goals
	Threshold	Target	Actual Results
Pre-Tax Operating EPS	$5.26	$5.56	$6.57

35

Additional Compensation Policies and Practices

401(k) Plan. Other compensation to our executives consists primarily of the broad-based benefits that we provide to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Our 401(k) plan is a tax-qualified retirement savings plan pursuant to which all eligible employees, including executive officers, are able to contribute up to 15% of their annual salary or the limit prescribed by the Internal Revenue Service on a before-tax or after-tax basis. We match 50% of the first 6% of eligible pay. We may also provide an annual discretionary contribution to all employees equal to a certain percentage of eligible pay. Company contributions are deposited into investment funds based on participants’ directions.

Elite LifeComp Agreement. CresCom Bank entered into a split dollar life insurance agreement with Mr. Huggins in order to provide Mr. Huggins with target retirement and death benefits following termination of employment. Under this agreement, referred to as the LifeComp Agreement, Mr. Huggins is named as the policy owner, but CresCom Bank pays the premiums on his policy for a period of years and is entitled to recover a death benefit of $1.8 million under the policy as key man insurance. Until Mr. Huggins attains an age specified in the agreement, CresCom Bank annually pays Mr. Huggins an amount that is deemed to be, initially, a partial premium payment, and later, an incremental increase in Mr. Huggins’ interest in the policy’s cash surrender value. Also, during the term of Mr. Huggins employment, CresCom Bank pays to Mr. Huggins an amount sufficient to cover the interest payments owed by Mr. Huggins to CresCom Bank on the loans, and also additional amounts to cover federal income taxes to which Mr. Huggins becomes subject upon payment of bonuses.

In February 2019, CresCom Bank terminated the split dollar life insurance agreement with Mr. Huggins. As a result, beginning in 2019, CresCom Bank will no longer make premium payments on Mr. Huggins’ behalf for the split dollar life insurance policy.

Clawback Policy. The Company adopted the Incentive Compensation Clawback Policy effective January 23, 2019. In the event that both (a) the Company is required to prepare an accounting restatement for periods that end on or after the effective date of this policy due to material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, and (b) the Board of Directors, in its sole discretion, determines that an act or omission of a current or former executive officer of the Company contributed to the circumstances requiring the restatement and that such act or omission involved fraud or intentional misconduct, then the Company will use reasonable efforts to recover from such person up to 100% of any incentive-based compensation from the Company during the three-year period preceding the date on which the Company is required to make such restatement.

Insider Trading Policy. Our insider trading policy applies to all officers and Directors of the Company and expressly prohibits the unauthorized disclosure of material nonpublic information regarding the Company and the use of such material nonpublic information to trade in the Company’s securities. The policy also provides guidelines for blackout periods for trading in the Company’s securities related to earnings and other specific events and requires all executive officers and Directors to obtain pre-clearance at least two days prior to commencing any transactions related to the Company’s securities.

36

Tax and Accounting Considerations. Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers and certain other individuals. While compensation committee considers tax deductibility as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our executive officers in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the compensation committee’s efforts to structure certain performance-based awards in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the performance-based compensation exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the compensation committee reserves the right to modify compensation that as initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs. The compensation committee believes that stockholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

Compensation Committee Report on Executive Compensation. The members of our Compensation Committee have reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based upon such review and discussions, our compensation committee approved such section be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 1, 2019.

By the compensation committee of the board of directors of Carolina Financial Corporation,

Thompson E. Penney
Frederick N. Holscher
Robert G. Clawson, Jr.
Daniel H. Isaac, Jr.
Michael P. Leddy
37

Summary Compensation Table

The following table shows the compensation the Company paid for the years ended December 31, 2018, 2017, and 2016 to its Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer during such periods.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total

Jerold L. Rexroad	2018	$540,000	$—	$346,784	$—	$407,300	$48,871	$1,342,955
Director, President and
Chief Executive Officer	2017	$495,000	$35,000	$194,747	$85,001	$437,766	$49,213	$1,296,727

	2016	$463,500	$—	$224,650	$111,870	$418,598	$52,486	$1,271,104

David L. Morrow	2018	$435,000	$—	$150,108	$—	$201,998	$44,785	$831,891
Director, Executive Vice
President; Chief	2017	$404,000	$25,000	$76,684	$56,503	$271,925	$44,802	$878,914
Executive Officer of
CresCom Bank	2016	$386,250	$—	$70,037	$51,036	$271,582	$48,057	$826,962

M. J. Huggins, III	2018	$293,000	$—	$79,786	$—	$141,134	$84,798	$598,718
Executive Vice President
and Secretary; President	2017	$272,500	$7,500	$38,606	$25,004	$186,492	$84,640	$614,742
of CresCom Bank
	2016	$262,250	$—	$30,861	$20,000	$184,676	$87,082	$584,869

William A. Gehman, III	2018	$270,000	$10,000	$120,120	$—	$137,072	$23,758	$560,950
Executive Vice President
and Chief Financial	2017	$240,000	$20,000	$72,027	$39,998	$164,250	$17,935	$554,210
Officer
	2016	$215,000	$—	$53,110	$59,639	$101,050	$19,907	$448,706

Fowler Williams	2018	$329,000	$—	$148,028	$—	$57,575	$28,907	$563,510
President and Chief
Executive Officer of	2017	$319,000	$—	$115,010	$25,004	$98,855	$29,212	$587,081
Crescent Mortgage
Company	2016	$309,000	$—	$98,496	$29,729	$92,700	$26,218	$556,143

(1)

All 2018, 2017 and 2016 stock awards were issued from the Company’s 2013 Equity Incentive Plan. In 2018, 4,178 shares of restricted stock and 4,178 restricted stock units were awarded to Mr. Rexroad; 1,677 shares of restricted stock and 1,677 restricted stock units were awarded to Mr. Morrow, 851 shares of restricted stock and 851 restricted stock units were awarded to Mr. Huggins, 1,393 shares of restricted stock and 1,393 restricted stock units were awarded to Mr. Gehman, and 1,934 shares of restricted stock and 1,934 restricted stock units were awarded to Mr. Williams. In addition, Mr. Rexroad, Mr. Morrow and Mr. Huggins, and Mr. Gehman, were awarded 747, 602, and 405, and 373 shares of common stock, respectively, for meeting certain performance thresholds related to their 2018 incentive compensation plans, which are discussed below.

38

In 2017, 2,751 shares of restricted stock and 2,751 restricted stock units were awarded to Mr. Rexroad, 1,828 restricted stock units were awarded to Mr. Morrow, 809 restricted stock units were awarded to Mr. Huggins, 971 shares of restricted stock and 971 restricted stock units were awarded to Mr. Gehman, and 2,104 shares of restricted stock and 1,618 restricted stock units were awarded to Mr. Williams. In addition, Mr. Rexroad, Mr. Morrow, Mr. Huggins, and Mr. Gehman were awarded 638, 521, 351, and 310 shares of common stock, respectively, for meeting certain performance thresholds related to their 2017 incentive compensation plans, which are discussed below.

In 2016, 9,598 shares of restricted stock and 2,799 restricted stock units were awarded to Mr. Rexroad, 3,110 restricted stock units were awarded to Mr. Morrow, 1,087 restricted stock units were awarded to Mr. Huggins, 1,510 shares of restricted stock and 1,087 restricted stock units were awarded to Mr. Gehman, and 4,529 shares of restricted stock and 1,510 restricted stock units were awarded to Mr. Williams. In addition, Mr. Rexroad, Mr. Morrow, Mr. Huggins, and Mr. Gehman were awarded 750, 625, 425, and 348 shares of common stock, respectively, for meeting certain performance thresholds related to their 2017 incentive compensation plans, which are discussed below.

The value for each of these awards is its grant date fair value calculated by multiplying the number of shares subject to the award by the closing market price per share for the day prior to the date such award was granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(2)

All 2017 and 2016 options awards were issued from the 2013 Equity Incentive Plan. No options have been issued in 2018.

In 2017, Mr. Rexroad was awarded 8,441 options, Mr. Morrow was awarded 5,611 options, Mr. Huggins was awarded 2,483 options, Mr. Gehman was awarded 3,972 options, and Mr. Williams was awarded 2,483 options. Options granted to Mr. Rexroad, Mr. Morrow, Mr. Huggins, Mr. Gehman, and Mr. Williams in 2017 vest over three years ratably.

In 2016, Mr. Rexroad was awarded 20,613 options, Mr. Morrow was awarded 9,229 options, Mr. Huggins was awarded 3,584 options, Mr. Gehman was awarded 11,168 options, and Mr. Williams was awarded 5,376 options. Options granted to Mr. Rexroad and Mr. Gehman vest over three and four years ratably. Options granted to Mr. Morrow, Mr. Huggins and Mr. Williams in 2016 vest over three years ratably.

The value for each of these awards is its grant date fair value calculated by multiplying the number of shares subject to the award by the Black Scholes fair value per share, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(3)

Amounts awarded for each year under one or more of the Company’s cash incentive plans and related bonuses were paid in the subsequent fiscal year. Bonus compensation for Messrs. Rexroad, Morrow, Huggins, Gehman and Williams was determined by the Compensation/Benefits Committee of the Board for meeting certain performance thresholds related to their 2018 incentive compensation plans.

(4)	All other compensation includes the Company’s contributions under the 401(k) Plan, dividends on unvested restricted stock, car allowances and amounts paid by the Company for health and dental insurance for the named executives. In addition, payments in connection with the LifeComp split dollar life insurance agreement were paid for Mr. Huggins in 2018, 2017, and 2016. Under the agreement, the Bank pays, among other things, the premiums on each policy and additional amounts to the executive to cover federal income taxes owed with respect to his deemed bonuses under the LifeComp Agreement. In 2018, 2017, and 2016, the Company allocated $24,000 in life insurance premiums to Mr. Huggins. In 2018, 2017 and 2016, the Company also paid $16,000 in other compensation to Mr. Huggins to cover federal income taxes owed with respect to the deemed bonuses.
39

GRANTS OF PLAN BASED AWARDS

			Estimated future payouts under nonequity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Plan Description(4)	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards
Rexroad	Long-Term Equity Incentives-Variable Pay-Restricted Stock Grant	1/24/2018	$—	$—	$—	—	—	—	4,178	—	$—	$159,892
	Long-Term Equity Incentives-Variable Pay-Restricted Stock Units(1)	1/24/2018	$—	$—	$—	2,089	4,178	6,267	—	—	$—	$159,892
	Banking Segment Annual Supermax Bonus-Variable Pay(2)	1/24/2018	$—	$—	$81,000	—	696	—	—	—	$—	$27,000
	Banking Segment Annual Cash Bonus Plan-Variable Pay(3)	1/24/2018	$162,000	$324,000	$486,000	—	—	—	—	—	$—	$—

Gehman	Long-Term Equity Incentives-Variable Pay-Restricted Stock Grant	1/24/2018	$—	$—	$—	—	—	—	1,393	—	$—	$53,310
	Long-Term Equity Incentives-Variable Pay-Restricted Stock Units(1)	1/24/2018	$—	$—	$—	697	1,393	2,090	—	—	$—	$53,310
	Banking Segment Annual Supermax Bonus-Variable Pay(2)	1/24/2018	$—	$—	$—	—	348	—	—	—	$—	$13,500
	Banking Segment Annual Cash Bonus Plan-Variable Pay(3)	1/24/2018	$67,500	$135,000	$202,500	—	—	—	—	—	$—	$—

Morrow	Long-Term Equity Incentives-Variable Pay-Restricted Stock Grant	1/24/2018	$—	$—	$—	—	—	—	1,677	—	$—	$64,179
	Long-Term Equity Incentives-Variable Pay-Restricted Stock Units(1)	1/24/2018	$—	$—	$—	839	1,677	2,516	—	—	$—	$64,179
	Banking Segment Annual Supermax Bonus-Variable Pay(2)	1/24/2018	$—	$—	$—	—	561	—	—	—	$—	$21,750
	Banking Segment Annual Cash Bonus Plan-Variable Pay(3)	1/24/2018	$108,750	$217,500	$326,250	—	—	—	—	—	$—	$—

Huggins	Long-Term Equity Incentives-Variable Pay-Restricted Stock Grant	1/24/2018	$—	$—	$—	—	—	—	851	—	$—	$32,568
	Long-Term Equity Incentives-Variable Pay-Restricted Stock Units(1)	1/24/2018	$—	$—	$—	426	851	1,277	—	—	$—	$32,568
	Banking Segment Annual Supermax Bonus-Variable Pay(2)	1/24/2018	$—	$—	$—	—	378	—	—	—	$—	$14,650
	Banking Segment Annual Cash Bonus Plan-Variable Pay(3)	1/24/2018	$73,250	$146,500	$219,750	—	—	—	—	—	$—	$—

Williams	Long-Term Equity Incentives-Variable Pay-Restricted Stock Grant	1/24/2018	$—	$—	$—	—	—	—	1,934	—	$—	$74,014
	Long-Term Equity Incentives-Variable Pay-Restricted Stock Units(1)	1/24/2018	$—	$—	$—	967	1,934	2,901	—	—	$—	$74,014
	Crescent Mortgage Company Annual Cash Bonus Plan (3)	1/24/2018	$98,700	$164,500	$246,750	—	—	—	—	—	$—	$—
40

(1)	Restricted stock units (“RSU”) are earned only upon the attainment of specified Consolidated Company Pre-Tax Operating Earnings Per Share (“EPS”) measured over a two-year performance period. There is no award if the attainment of Pre-Tax Operating EPS is less than Threshold. If performance is at least greater than Threshold, but less than Target, the award is 50% of the Target number of RSUs. If performance is at least Target but less than Maximum, the award is 100% of the Target number of RSUs. If Pre-Tax Operating EPS equals or exceeds Maximum, the award is 150% of Target number of RSUs. We do not disclose forward-looking goals for our incentive programs because the Company considers the information competitively sensitive and we do not provide forward-looking guidance to our investors.

(2)	The Banking Segment Annual Supermax Bonus is earned only if the Banking Segment achieves a specified Operating Earnings, as defined. Upon attainment of this Operating Earnings threshold, the CEO earns 10% of base salary in cash and 5% of base salary in common stock. All other NEOs earn 5% of base salary in common stock. Stock payouts consist of common stock that is fully vested and free of restrictions when earned.

(3)	The annual bonus is based on achieving certain stated Company and Banking Segment (Rexroad, Gehman, Morrow, Huggins) or Crescent Mortgage Company (Williams) goals. Each of these goals is weighted based on importance. The NEO can achieve a Threshold, Target and Maximum level. The goals primarily focus on Company and Banking Segment Pretax Operating Earnings (Rexroad, Gehman, Morrow, Huggins) or Crescent Mortgage Company Pretax Operating Earnings (Williams), as defined. In addition, there are goals for asset growth, asset quality and deposit growth metrics. The calculation of the achievement related to these goals is the annual incentive amount before application of achievement of personal objectives. Up to one third of the annual incentive amount can be reduced if the NEO does not achieve the stated personal objectives.

(4)	Refer to the Summary Compensation Table and the Compensation, Discussion and Analysis for detail of awards earned for 2018.
41

Outstanding Equity Awards at Fiscal Year-End

The following table summarized outstanding equity awards to our named executive officers at December 31, 2018:

	Equity Incentive Plan Awards
	Stock Options								Restricted Stock Awards		Restricted Stock Units
	Number of Vested Stock Options(1)								Number of Restricted Stock	Market Value of Restricted Stock	Number of Restricted Stock	Market Value of Restricted Stock
Name	Exercisable	Unexercisable	Number of Unvested Stock Options	Option Exercise Price	Option Expiration Date	Vesting Method	Original Vesting Period in Years	Remaining Vesting Period in Years	Awards That Have Not Vested	Awards That Have Not Vested(2)	Units That Have Not Vested	Units That Have Not Vested(2)
Rexroad	78,902	—	—	$4.17	4/25/2023				9,878	$292,290	4,178	$123,627
	24,590	—	—	$11.58	1/21/2025
	11,075	—	5,538	$16.56	1/20/2026	Ratable	3	1
	2,000	—	2,000	$16.83	3/16/2026	Ratable	4	2
	2,814	—	5,627	$30.90	2/15/2027	Ratable	3	2

Gehman	13,152	—	—	$4.17	4/25/2023				2,544	$75,277	1,393	$41,219
	11,241	—	—	$11.58	1/21/2025
	4,779	—	2,389	$16.56	1/20/2026	Ratable	3	1
	2,000	—	2,000	$16.83	3/16/2026	Ratable	4	2
	1,324	—	2,648	$30.90	2/15/2027	Ratable	3	2

Morrow	26,299	—	—	$4.17	4/25/2023				1,677	$49,622	1,677	$49,622
	14,052	—	—	$11.58	1/21/2025
	6,153	—	3,076	$16.56	1/20/2026	Ratable	3	1
	1,870	—	3,741	$30.90	2/15/2027	Ratable	3	2

Huggins	6,576	—	—	$4.17	4/25/2023				851	$25,181	851	$25,181
	6,576	—	—	$8.54	4/23/2024
	5,621	—	—	$11.58	1/21/2025
	2,389	—	1,195	$16.56	1/20/2026	Ratable	3	1
	828	—	1,655	$30.90	2/15/2027	Ratable	3	2

Williams	3,584	—	1,792	$16.56	1/20/2026	Ratable	3	1	4,846	$143,393	1,934	$57,227
	828	—	1,655	$30.90	2/15/2027	Ratable	3	2

(1)	Represents vested stock options that have vested that are exercisable, or unexercisable due to some additional restriction.
(2)	Market value is based on the December 31, 2018 closing price of $29.59 per share.

42

OPTIONS EXERCISED AND STOCK VESTED

	Stock awards
Name	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Rexroad	9,738	$381,667
Gehman	2,944	$114,794
Morrow	3,631	$140,774
Huggins	6,238	$249,671
Williams	6,599	$257,160

Note: No options were exercised by NEOs during 2018.

(1)	Reflects the number of shares of stock that have vested pursuant to the stock-based benefit plan by each NEO.
(2)	Value realized is based on the market value of the underlying shares on the vesting date.
43

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into an employment agreement with Mr. Rexroad, its President and Chief Executive Officer. CresCom Bank has entered into employment agreements with Mr. Morrow, its Chief Executive Officer, Mr. Huggins, its President of Commercial Banking and Mr. Gehman, its Chief Financial Officer. Crescent Mortgage Company has entered into an employment agreement with Mr. Williams, its Chief Executive Officer.

The employment agreements for Messrs. Rexroad, Morrow and Huggins provide that upon the occurrence of an “Event of Termination”, as defined in the agreements, the Company or Bank, as applicable, will pay the executive, beneficiary, or estate three times the average over the past three years of the executive’s annualized base salary, all other cash compensation and contributions made on the executive’s behalf to Company-sponsored employee benefit plans.

The employment agreement for Mr. Gehman provides that upon the occurrence of an “Event of Termination”, as defined in the agreement, the Bank will pay Mr. Gehman one and one-half times the executive’s base salary at the rate in effect on the date of termination. The employment agreement for Mr. Williams provides that upon the occurrence of an “Event of Termination”, as defined in the agreement, Crescent Mortgage Company will pay Mr. Williams one times the executive’s base salary at the rate in effect on the date of termination.

If the executive’s employment is terminated without cause as an “Event of Termination”, the executive agrees that for a period of one year the executive will not compete with the Company or Bank within 30 miles of the Company’s main office, except for Mr. Williams where the non-compete is the Atlanta metropolitan statistical area.

The employment agreements for Messrs. Rexroad, Morrow and Huggins also provide that upon the occurrence of a “Change in Control”, as defined in the agreements, the Company or Bank as applicable, will pay the executive, beneficiary, or estate 2.99 times the average over the past five years of the sum of the executive’s “annual compensation”, as defined in the agreements, and contributions made on behalf of the executive for Company-sponsored employee benefit plans. The employment agreements for Messrs. Gehman and Williams provide that upon the occurrence of a “Change in Control”, as defined in the agreements, the Bank or Crescent Mortgage Company, as applicable, will pay the executive, beneficiary, or estate two times the average over the preceding five calendar years of the executive’s “annual compensation”, as defined in the agreements.

Elite LifeComp Program

CresCom Bank entered into a split dollar life insurance agreement with Mr. Huggins in order to provide Mr. Huggins with target retirement and death benefits following termination of employment. Under this agreement, referred to as the LifeComp Agreement, Mr. Huggins is named as the policy owner, but CresCom Bank pays the premiums on his policy for a period of years and is entitled to recover a death benefit of $1.8 million under the policy as key man insurance. Until Mr. Huggins attains an age specified in the agreement, CresCom Bank annually pays Mr. Huggins an amount that is deemed to be, initially, a partial premium payment, and later, an incremental increase in Mr. Huggins’ interest in the policy’s cash surrender value. Also, during the term of Mr. Huggins employment, CresCom Bank pays to Mr. Huggins an amount sufficient to cover the interest payments owed by Mr. Huggins to CresCom Bank on the loans, and also additional amounts to cover federal income taxes to which Mr. Huggins becomes subject upon payment of bonuses.

44

In February 2019, CresCom Bank terminated the split dollar life insurance agreement with Mr. Huggins. As a result, beginning in 2019, CresCom Bank will no longer make premium payments on Mr. Huggins’ behalf for the split dollar life insurance policy.

The amounts of total compensation payable to each officer upon termination in accordance with the employment agreements are shown in the table below. The amounts assume that such termination was effective as of December 31, 2018 (the last day of the fiscal year), and thus include amounts earned through such time and are estimates of the amounts that would have been paid out to the executives upon their termination as of such date. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

		Voluntary	Death	Disability(4)	Non-CIC Severance	Change in Control(5)(6)	Termination Subsequent to CIC(5)(6)
Rexroad	Stock Options	$—	$—	$—	$—	$97,667	$—
	Restricted Stock Units	$—	$—	$—	$—	$292,290	$—
	Performance Stock Units(1)	$143,216	$143,216	$143,216	$143,216	$205,029	$—
	Salary Continuation/Cash Severance	$—	$540,000	$1,260,000	$2,903,084	$—	$2,981,377
	Pro-Rata Bonus(2)	$407,300	$407,300	$407,300	$407,300	$—	$407,300
	Welfare Benefits	$—	$6,866	$—	$16,278	$—	$20,958
	Excise Tax Gross-Up	$—	$—	$—	$—	$—	$—
Total		$550,516	$1,097,382	$1,810,516	$3,469,878	$594,986	$3,409,635

Morrow	Stock Options	$—	$—	$—	$—	$40,093	$—
	Restricted Stock Units	$—	$—	$—	$—	$49,622	$—
	Performance Stock Units(1)	$78,902	$78,902	$78,902	$78,902	$103,713	$—
	Salary Continuation/Cash Severance	$—	$435,000	$1,296,663	$2,150,430	$—	$1,821,859
	Pro-Rata Bonus(2)	$201,998	$201,998	$201,998	$201,998	$—	$201,998
	Welfare Benefits	$—	$6,866	$—	$20,819	$—	$20,958
	Excise Tax Gross-Up	$—	$—	$—	$—	$—	$—
Total		$280,900	$722,766	$1,577,562	$2,452,148	$193,429	$2,044,815

Huggins	Stock Options	$—	$—	$—	$—	$15,558	$—
	Restricted Stock Units	$—	$—	$—	$—	$25,181	$—
	Performance Stock Units(1)	$36,529	$36,529	$36,529	$36,529	$49,119	$—
	Salary Continuation/Cash Severance	$—	$293,000	$873,384	$1,599,996	$—	$1,350,379
	Pro-Rata Bonus(2)	$141,134	$141,134	$141,134	$141,134	$—	$141,134
	Welfare Benefits	$—	$9,548	$—	$28,810	$—	$29,004
	Elite LifeComp®(3)	$120,000	$1,000,000	$120,000	$120,000	$—	$120,000
	Excise Tax Gross-Up	$—	$—	$—	$—	$—	$—
Total		$297,663	$1,480,211	$1,171,047	$1,926,468	$89,858	$1,640,517

Gehman	Stock Options	$—	$—	$—	$—	$56,662	$—
	Restricted Stock Units	$—	$—	$—	$—	$75,277	$—
	Performance Stock Units(1)	$49,341	$49,341	$49,341	$49,341	$69,951	$—
	Salary Continuation/Cash Severance	$—	$270,000	$—	$405,000	$—	$704,664
	Pro-Rata Bonus(2)	$137,072	$137,072	$137,072	$137,072	$—	$137,072
	Welfare Benefits	$—	$9,548	$—	$11,795	$—	$14,502
	Section 280G Cut-Back	$—	$—	$—	$—	$—	$—
Total		$186,413	$465,961	$186,413	$603,208	$201,889	$856,238

Williams	Stock Options	$—	$—	$—	$—	$23,350	$—
	Restricted Stock Units	$—	$—	$—	$—	$143,393	$—
	Performance Stock Units(1)	$76,490	$76,490	$76,490	$76,490	$105,104	$—
	Salary Continuation/Cash Severance	$—	$329,000	$—	$329,000	$—	$1,450,099
	Pro-Rata Bonus(2)	$57,575	$57,575	$57,575	$57,575	$—	$57,575
	Welfare Benefits	$—	$6,031	$—	$9,046	$—	$9,046
	Section 280G Cut-Back	$—	$—	$—	$—	$—	$—
Total		$134,065	$469,096	$134,065	$472,111	$271,847	$1,516,720
45

Note: The values reflected for equity awards above are based on an end of year stock price of $29.59 which was the closing price on December 29, 2018.

(1)	Upon all terminations (other than for termination for Cause or following a Change in Control), the executive is entitled to a pro rata portion of any incentives actually earned for the year. The amounts reported above include the full amounts earned for the 2017 grant and 50% of the amounts for the 2018 grant (assuming target performance).
(2)	Upon all terminations (other than for termination for Cause), the executive is entitled to a pro rata amount of any incentives actually earned for the year. The amounts reported above are the full amount earned for 2018 and reported in the Summary Compensation Table.
(3)	Upon any termination, other than death, the remaining premiums and cash bonuses under Mr. Huggins’ Elite LifeComp® agreement are continued. If death had occurred, Mr. Huggins’ estate would receive a $1 million death benefit under the agreement.
(4)	Salary continuation amounts shown in this column are reduced by payments from the Company’s disability plan for all employees and any disability payments from Social Security.
(5)	Upon a Change in Control, all equity awards vest in full.
(6)	Upon a Change in Control and termination of the executive, the executive is entitled to the sum of the amounts in the “Change in Control” and “Termination Subsequent to CIC” columns.

46

Certain Relationships and Related Transactions

The Bank has followed a policy of granting commercial and consumer loans, and loans secured by one-to four-family real estate to officers, directors and employees. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with the Banks’ underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.

All loans by the Bank to its directors and executive officers are subject to federal regulations restricting loan and other transactions with affiliated persons of the Bank. Federal law generally requires that all loans to directors and executive officers be made on terms and conditions comparable to those for similar transactions with non-affiliates, subject to limited exceptions. Loans to all directors, executive officers, and their associates totaled $17.7 million at December 31, 2018, which was 3.1% of the Company’s stockholders’ equity at that date. There were no loans outstanding to any director, executive officer or their affiliates at preferential rates or terms, which in the aggregate exceeded $100,000 during the year ended December 31, 2018. All loans to directors and officers were performing in accordance with their terms at December 31, 2018.

In addition, Brandon Advertising, Inc. is the marketing agency of record for the Bank. Mr. Brandon, one of the Company’s directors, is the sole owner and chief executive officer of Brandon Advertising, Inc. During the year ended December 31, 2018, the total payments made to Brandon Advertising, Inc. were $1.1 million, which included media buys paid by Brandon Advertising, Inc. on behalf of the Company. Brandon Advertising, Inc. received revenues of approximately $558,000 from the Company as a result of these payments.

We have a written policy that governs the identification, approval, ratification, and monitoring of transactions with related parties. The Board of Directors of the Company must approve all such transactions under the policy. No member of the Board of Directors may participate in any review or approval of a transaction with respect to which such member or any of his family members is a related person. Transactions with related parties are reviewed annually by the Corporate Governance/Nominating Committee.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation/Benefits Committee during 2018 were Messrs. Penney, Clawson, Holscher, Isaac and Leddy. No member of the Compensation/Benefits Committee was at any time during 2018 or at any other time an officer or employee of the Company or any of its subsidiaries, and no member of the Compensation/Benefits Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation/Benefits Committee during 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers, and 10% stockholders to file reports of holdings and transactions in the Company’s stock with the SEC. Based on a review of Section 16(a) reports, amendments thereto, and written representations from the Company’s directors and executive officers, the Company believes that all of its directors, executive officers, and 10% stockholders have made all filings required under Section 16(a) in a timely manner, with the following exceptions:

•	Mr. Gehman filed one late Form 4 to report two transactions in which shares directly owned were disposed.
•	Mr. Rexroad filed one late Form 4 to report two transactions in which shares directly owned were disposed.
47

•	Mr. Williams filed one late Form 4 to report one transaction in which shares directly owned were disposed.
•	Mr. Holscher filed an amended Form 3 to correct the opening number of directly owned shares.
•	Mr. Deal filed a Form 5 to correct the number of shares directly owned.

Code of Ethics

The Company expects all of its employees to conduct themselves honestly and ethically. The Company has adopted a Code of Ethics that reflects the Company’s policy of responsible and ethical business practices, and applies to all directors, officers, and employees of the Company and its subsidiaries. Stockholders and other interested persons may view the Company’s Codes of Ethics on the Investor Relations section under the Governance Documents section of the Corporate Information tab of the Company’s website, http://www.haveanicebank.com.

48

PROPOSAL II – NONBINDING, ADVISORY VOTE ON

NAMED EXECUTIVE OFFICER COMPENSATION

Rules adopted by the Securities and Exchange Commission (the “SEC”) under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) require the Company to provide stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this Proxy Statement.

As described in greater detail under the heading “Executive Compensation,” the Company seeks to align the interests of our named executive officers with the interests of our stockholders. The Company’s compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased stockholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Company believes its compensation policies and procedures are competitive, focused on pay for performance principles and strongly aligned with the interest of the Company’s stockholders. The Company also believes that both it and its stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views regarding the compensation of the named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement.

This vote is advisory, which means that it is not binding on the Company, the Board of Directors or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

The Board of Directors asks our stockholders to vote in favor of the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in the proxy statement, is hereby APPROVED.”

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the resolution related to compensation of named executive officers.

49

PROPOSAL III – NONBINDNG, ADVISORY RESOLUTION TO APPROVE
THE FREQUENCY OF THE “SAY ON PAY” VOTE

Pursuant to rules adopted by the SEC under the Dodd-Frank Act and Section 14A of the Exchange Act, we are providing stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently the Company should conduct an advisory say-on-pay vote. Stockholders may indicate whether they would prefer that the Company conduct future say-on-pay votes every year, every two years or every three years. Stockholders also may abstain from casting a vote on this proposal.

The Board of Directors has determined that a say-on-pay vote that occurs once every year is the most appropriate alternative for the Company and, therefore, the Board recommends that you vote in favor of conducting a say-on-pay vote every year. The Board believes that a say-on-pay vote occurring every year will provide our stockholders with sufficient time to evaluate the effectiveness of the Company’s overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period. A say-on-pay vote occurring every year will also permit stockholders to observe and evaluate the effect of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation.

This vote is advisory, which means that it is not binding on the Company, the Board of Directors, or the Compensation Committee. The Company recognizes that the stockholders may have different views as to the best approach and looks forward to hearing from the stockholders as to their preferences on the frequency of the say-on-pay vote. The Board of Directors and the Compensation Committee will carefully review the outcome of the say-on-frequency vote; however, when considering the frequency of future say-on-pay votes, the Board of Directors may decide that it is in the Company’s and the stockholders’ long-term best interest to hold a say-on-pay vote more or less frequently than the frequency receiving the most votes cast by our stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the say-on-pay vote every year, every two years, or every three years, or abstain from voting). Stockholders are not being asked to approve or disapprove the recommendation of the Board of Directors.

The Board of Directors unanimously recommends a vote for the preferred frequency of future advisory votes to approve the compensation of the named executive officers as disclosed in this proxy statement to be “every year”.

50

PROPOSAL IV – RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Elliott Davis LLC to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, subject to the ratification of the appointment by the Company’s stockholders. Representatives of Elliott Davis, LLC are expected to attend the Meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire. Although stockholder ratification of the appointment of the registered public accounting firm for the Company is not required by the Company’s Bylaws or otherwise, the Company is submitting the selection of Elliott Davis, LLC to its stockholders for ratification to permit stockholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appoint of Elliott Davis, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Stockholder Proposals for the 2020 Annual Meeting of Stockholders

Stockholders interested in submitting a proposal for inclusion in the proxy statement for the Company’s 2020 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company’s Chairman of the Board of Directors, Chief Executive Officer, or Corporate Secretary at 288 Meeting Street Charleston, SC 29401 no later than November 25, 2019. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the SEC Rule 14a-8 related to stockholder proposals in order to be included in the Company’s proxy materials.

Under our bylaws, stockholder proposals not intended for inclusion in the Company’s 2020 proxy materials pursuant to Rule 14a-8 but intended to be raised at the Company’s 2020 Annual Meeting of Stockholders, including nominations for election of director(s) other than nominees of the Board of Directors, must be received at the principal executive offices of the Company not less than 90 days prior to the date of the 2020 Annual Meeting of Stockholders; provided, however, that if less than 100 days’ notice or prior disclosure of the date of the meeting is given or made to stockholders, such notice by the stockholder must be received no later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure was made. Stockholder proposals must comply with the procedural, informational and other requirements outlined in our bylaws.

51

APPENDIX

Carolina Financial Corporation

Reconciliation of Non-GAAP Financial Measures  - Consolidated

(Unaudited)

(In thousands)

	For the Twelve Months Ended
	December 31, 2018	December 31, 2017
Income before income taxes - (GAAP)	$62,439	41,526
Loss/(Gain) on sale of securities	1,946	(933)
Fair value adjustments on interest rate swaps	340	(382)
Merger related expenses	15,216	8,301
Operating earnings before income taxes	79,941	48,512
Tax expense	17,105	14,706
Operating earnings (Non-GAAP)	$62,836	33,806

Carolina Financial Corporation

Reconciliation of Non-GAAP Financial Measures - Community Banking Segment

(Unaudited)

(In thousands)

	For the Twelve Months Ended
	December 31, 2018	December 31, 2017
Bank segment income before taxes - (GAAP)	$62,409	39,768
Loss/(Gain) on sale of securities	1,941	(932)
Fair value adjustments on interest rate swaps	388	(382)
Merger related expenses	15,216	8,292
Operating earnings before income taxes	79,954	46,746
Tax expense	17,117	14,540
Operating bank segment earnings (Non-GAAP)	$62,837	32,206

Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/CARO or scan the QR code -- login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on April 23, 2019. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2019 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 VOTE Carolina Financial Corporation A Proposals -- The Board of Directors recommends a vote “FOR” proposals 2, 4, 5 and the election of the nominees listed and “ONE YEAR” for Proposal 3. 1. Election of four directors to serve for a term of three years; 01 - W. Scott Brandon 04 - Thompson E. Penney 02 - Lindsey A. Crisp 03 - Jeffrey L. Deal For Withhold For Withhold For Withhold For Against Abstain For Against Abstain 2. To vote on an advisory resolution to approve Carolina Financial Corporation’s executive compensation program, commonly referred to as a “say on pay” vote. 3. To vote on an advisory resolution to approve the frequency of Carolina Financial Corporation’s “say on pay” vote. 4. The ratification of the appointment of Elliott Davis, LLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019. 5. In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof. 1 Year 2 Years 3 Years Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T 1 U P X 4 0 6 1 8 7

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Proxy — Carolina Financial Corporation ANNUAL MEETING OF STOCKHOLDERS — April 24, 2019 The undersigned hereby appoints Gary M. Griffin and Robert M. Moïse with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of Carolina Financial Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Marina Inn at Grande Dunes, 8121 Amalfi Place, Myrtle Beach, SC 29572 at 5:00 p.m. and at any and all adjournments and postponements thereof. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL AND EACH OF THE NOMINEES LISTED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.

Carolina Financial Corporation VOTE Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2019 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote “FOR” proposals 2, 4, 5 and the election of the nominees listed and “ONE YEAR” for Proposal 3. Election of four directors to serve for a term of three years; 01 - W. Scott Brandon 04 - Thompson E. Penney 02 - Lindsey A. Crisp 03 - Jeffrey L. Deal For Withhold For Withhold For Withhold 2. To vote on an advisory resolution to approve Carolina Financial Corporation’s executive compensation program, commonly referred to as a “say on pay” vote. 3. To vote on an advisory resolution to approve the frequency of Carolina Financial Corporation’s “say on pay” vote. 4. The ratification of the appointment of Elliott Davis, LLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019. 5. In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof. For Against Abstain For Against Abstain 1 Year 2 Years 3 Years Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 4 0 6 1 8 7

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Carolina Financial Corporation ANNUAL MEETING OF STOCKHOLDERS — April 24, 2019 The undersigned hereby appoints Gary M. Griffin and Robert M. Moïse with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of Carolina Financial Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Marina Inn at Grande Dunes, 8121 Amalfi Place, Myrtle Beach, SC 29572 at 5:00 p.m. and at any and all adjournments and postponements thereof. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL AND EACH OF THE NOMINEES LISTED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. (Items to be voted appear on reverse side)